AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 2001
                                                      REGISTRATION NO. 333-_____
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                              iDial Networks, Inc.
        (Exact name of small business issuer as specified in its charter)

                NEVADA                                   4813                                75-2863583
    (State or other jurisdiction of           (Primary standard industrial      (I.R.S. Employer Identification No.)
    incorporation or organization)                classification code
                                                        number)

                   -------------------------------------------
                     19009 Preston Road, Suite 215 PMB # 236
                                Dallas, TX 75252
                                  (954)351-9860
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                   -------------------------------------------
                                  Mark T. Wood
                      Chairman and Chief Executive Officer
                     19009 Preston Road, Suite 215 PMB # 236
                                Dallas, TX 75252
                                 (954) 351-9860
          (Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                        Approximate date of proposed sale
                  to public: As soon as practicable after this
                    registration statement becomes effective.
                   ------------------------------------------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                         CALCULATION OF REGISTRATION FEE
==================================== ================ ======================= ======================== ================
                                         DOLLAR          PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, $.005 par value,
underlying convertible notes          $870,000 (2)           $0.08                   $870,000             $218

------------------------------------ ---------------- ----------------------- ------------------------ ----------------
Common stock, $.005 par value
underlying warrants (3)                  $13,333             $0.08                    $13,333               $4

------------------------------------ ---------------- ----------------------- ------------------------ ----------------

TOTAL                                Up to $883,333            N/A                   $883,333            $222
------------------------------------ ---------------- ----------------------- ------------------------ ----------------
==================================== ================ ======================= ======================== ================

(1)      Estimated solely for the purpose of determining the registration fee.
(2) This represents the maximum dollar amount of our common sock that Laurus Master Fund Ltd. can convert its $750,000 principle amount convertible note into. The actual number of shares to be issued on conversion is dependent, in part, on the price of the common stock at the time of conversion.
(3) Represents 166,666 shares of common stock issuable upon the conversion of warrants issued to Laurus Master Fund Ltd..

                           --------------------------

================================================================================

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
July 18, 2001

                              iDial Networks, Inc.
                    Up to $883,333 worth of our common stock



--------------------------------------------------------------------------------

     This prospectus relates to the resale by the selling stockholder of up to $883,333 worth of our common stock. The selling stockholder may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholder is deemed to be an underwriter of the shares of common stock, which it is offering. Please see the "Selling Stockholder" section on page 36 in this prospectus for a complete description of the selling stockholder.

     We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder, if any.

     Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol "IDNW." On July 11, 2001, the closing price of our common stock was $0.06 per share.

--------------------------------------------------------------------------------


     This investment involves a high degree of risk. See the "Risk Factors" beginning on page 6.


--------------------------------------------------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

 Section                                                                                                Page Number

Prospectus Summary......................................................................................4
Risk Factors............................................................................................6
Use of Proceeds.........................................................................................11
Dilution................................................................................................11
Market For Common Equity and Related Stock Matters......................................................12
Dividend Policy.........................................................................................12
Selected Financial Data.................................................................................13
Management's Discussion and Analysis of Financial Condition and Results of Operations...................14
Business................................................................................................18
Directors, Officers and Control Persons.................................................................31
Executive Compensation..................................................................................33
Security Ownership of Certain Beneficial Owners and Management..........................................34
Selling Stockholder.....................................................................................36
Plan of Distribution....................................................................................37
Description of Our Capital Stock........................................................................38
Certain Relationships and Related Transactions..........................................................39
Shares Eligible for Future Sale.........................................................................40
How to Obtain More Information About IDial Networks, Inc................................................41
Legal Matters...........................................................................................42
Experts.................................................................................................42
Index to Financial Statements...........................................................................F-1

                               PROSPECTUS SUMMARY

                              iDial Networks, Inc.


         We provide Internet-based voice telecommunication to customers around the world. We operate selected telecommunication services, including phone cards, fax services and Internet enabled telephony. Internet triggered calls combine the flexibility of a computer, on-line billing and call records, with the low tariffs of USA based carriers via calling centers of direct from home anywhere in the world. During 2000, we decided to change our business model from being a telephony service provider to a diversified product sales company.

         We sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets. Our Internet phone cards are virtual because we do not issue physical phone cards. Once our Internet phone cards are sold, they can be used immediately to make international and domestic long distance phone calls.

         We intend to leverage our position in the Internet telephony market to make communications services readily available worldwide. Our strategy includes the following key elements:

o Drive Usage through Resellers and Strategic Partners. We will promote our services through direct sales and marketing and through relationships with resellers and leading Internet hardware, software and content companies.

o Pursue Multiple Sources of Revenue. In addition to minutes-based revenue, we intend to pursue new web-based revenue opportunities from banner and audio advertising.

o Enhance Brand Recognition. We intend to strengthen and enhance our brand recognition by cooperatively marketing our Internet telephony services with leading companies in other market segments

         We were incorporated in May 1997, as a Nevada limited liability corporation as WoodComm LLC. In April 1999, WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc. In December 1999, Desert Springs Acquisition Corporation acquired all of the issued and outstanding common shares of WCI in exchange for 15,316,000 shares of common stock of Desert Springs. In January 2000, Desert Springs Acquisition Corp moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc., a Nevada corporation.

         Our administrative offices are located at 19009 Preston Road, Suite 215, PMB 236, Dallas, Texas 75252. Our telephone number is (954) 351-9860 and our website can be found at www.iDialnetworks.com.

The Offering

         This prospectus relates to the resale by the selling stockholder of (i) up to $870,000 worth of our common stock upon conversion of its note and (ii) 166,666 shares of our common stock underlying its warrants.

         On July 6, 2001, we entered into a common stock purchase agreement with Laurus Master Fund, Ltd. for the sale of (i) a $750,000 convertible note and
(ii) 166,666 warrants.

         The note bears interest at 8% and is convertible into our common stock at the lesser of:

         a)       $0.0424; or

         b) 80% of the average of the three lowest closing prices of our common stock for the thirty days immediately prior to the conversion date.

The unconverted portion of the note is due July 6, 2003.

         The warrants have an exercise price of:

         a)       $0.64; or

         b) 120% of the average of the three lowest closing prices of common stock.

                                  RISK FACTORS

          You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in shares of our securities.

Risks Relating to our Business:

We Have A Limited Operating History With Which To Judge Our Performance.

         We were incorporated in May 1997. We began selling prepaid calling cards in June 1998. We began routing calls over our enhanced services platform in August 1998. Accordingly, we have a limited operating history. We may also encounter risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets. We cannot assure stockholders that our business strategy will be successful or that we will successfully address these risks. Our failure to do so could materially adversely affect our business, financial condition and operating results.

We Have A History Of Losses And We Anticipate Future Losses And Negative Cash Flow.

         Since inception, we have incurred operating losses, and as of December 31, 2000, we had an accumulated deficit of $8,422,736. We incurred net losses from operations of $7,567,928 and $560,760 for the fiscal years ended December 31, 2000 and 1999, respectively. We expect operating losses and negative cash flow to continue through at least the fourth quarter of 2001. However, there can be no assurance that we will be profitable beginning in the first quarter of 2002, because we expect to incur additional costs and expenses related to:

o marketing and advertising related to traffic generation and brand development;
o purchases of equipment for our operations and network infrastructure;
o the expansion of our telecommunications network into other countries;
o the continued development of our Web site transaction processing and network infrastructure;
o development and improvement of additional products and services;
o the hiring of additional personnel; and
o evaluating and completing potential acquisitions of other companies.

Our future profitability depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot assure stockholders that we will be able to sustain it or improve upon it on a quarterly or annual basis for future periods.

Our Quarterly Operating Results Are Subject To Significant Fluctuations And Our Future Operating Results Are Unpredictable.

         Our operating results are unpredictable and have fluctuated significantly on a quarterly basis. We expect to continue to experience significant fluctuations in our quarterly results of operations due to a variety of factors, many of which are outside of our control. As a result, period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our Telecom Operations Will Be Negatively Affected If Our Enhanced Services Platform Fails To Operate Properly.

         All our calls are routed through our enhanced services platform. Our success is dependent on our platform working properly. If our platform fails for any reason, we could not route calls until the failure is corrected. From time to time, we have experienced short-term failures or malfunctions in our platform. We cannot assure stockholders that future failures will not occur.

The Telecommunications And Internet Telephony Markets Are Highly Competitive And Our Failure To Compete Effectively Could Adversely Affect Us.

         With respect to prepaid calling cards, we compete with the largest telecommunications providers in the United States, as well as smaller, emerging carriers. We may also compete with large operators in other countries. An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. These competitors include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers, and that permit voice communications over the Internet. Many of our competitors are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. Competition from existing or new competitors could reduce our revenues from the sale of our virtual prepaid calling cards and other services. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations. Our ability to compete also depends on our ability to anticipate and adapt to rapid technological and other changes occurring in the telecommunications industry.

We May Not Be Able To Compete With Providers That Can Bundle Long Distance Services With Other Offerings.

         Our competitors may be able to bundle services and products that we do not offer together with long distance or Internet telephony services. These services could include wireless communications, voice and data services, Internet access and cable television. This form of bundling would put us at a competitive disadvantage if these providers can combine a variety of service offerings at a single attractive price. In addition, some of the telecommunications and other companies that compete with us may be able to provide customers with lower communications costs or other incentives with their services reducing the overall cost of their communications packages, and significantly increasing pricing pressures on our services. This form of competition could significantly reduce our revenues.

Our Systems May Not Accommodate Significant Growth In The Number Of Users, Which Could Have A Negative Effect On Our Operations.

         Our success depends on our ability to handle a large number of simultaneous calls. We expect that the volume of simultaneous calls will increase significantly as we expand our operations. If this occurs, additional stress will be placed upon the network hardware and software that manages our traffic. We cannot assure stockholders of our ability to efficiently manage a large number of simultaneous calls. If we are not able to maintain an appropriate level of operating performance, or if our service is disrupted, then we may develop a negative reputation and our business, results of operations and financial condition would be materially adversely affected.

If The Internet Telephony And Prepaid Calling Card Markets Do Not Gain Market Acceptance By Potential Customers Our Business Will Be Adversely Affected.

         We cannot be certain that Internet telephone service will gain market acceptance or prove to be a viable alternative to traditional telephone service. If the Internet telephony market fails to develop or develops more slowly than we expect, then our future revenues would be adversely affected.

         The market for prepaid calling cards is an emerging business with a large number of market entrants. Therefore, it is difficult to accurately determine what the demand will be for our products and services in this area. Substantial markets may not continue to develop for prepaid calling cards, and we may not be able to sustain or increase our sales of these products and services.

The Failure To Manage Our Growth In Operations And Hire Additional Qualified Employees Could Have A Material Adverse Effect On Us.

     The expected growth of our operations place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:

-        transaction processing methods;
-        operations and financial systems;
-        procedures and controls; and

-        training and management of our employees.

Competition for personnel is intense, and we cannot assure stockholders that we will be able to successfully attract, integrate or retain sufficiently qualified personnel. Our failure to attract and retain the necessary personnel or to effectively manage our employee and operations growth could have a material adverse effect on our business, financial condition and operating results.

The Loss Of Mark T. Wood or Carl K. Battie Could Adversely Affect Our Business.

         We believe that our success will depend on the continued services of our senior management team, especially Mark T. Wood and Carl K. Battie. We do not have employment agreements with any of our key personnel. The loss of the services of any of our senior management team or other key employees could adversely affect our business, financial condition and operating results.

We May Not be Able to Obtain Sufficient Capital to Fund our Operations and, as a Result, We May Cut Back or Discontinue Operations or Limit our Business Strategies.

         While we will need significant additional capital in the near future, we may be unable to obtain funding for our operations on favorable terms, or at all. If adequate funds are not available, we may be required to cut back or discontinue one or more of our product introductions, sales, marketing or distribution programs or plans; or reduce operating expenses, or attempt to obtain funds through strategic alliances that may require us to relinquish rights to one or more of our technologies or products.

Our future capital requirements will depend on many factors, including:

o the progress of our product introductions, sales, marketing and distribution efforts;

o        the scope and results of clinical trials related to our products;

o        the progress in filing for and obtaining regulatory approvals;

o        the rate of technological advances;

o        the market acceptance of our products;

o        the levels of administrative and legal expenses; and

o        competitive products.

         In addition, future financing may be increasingly difficult to obtain due to such factors as our limited operating history and results, the level of risk associated with our business and business plans, increases in our vulnerability to general economic conditions, and increased stockholder dilution. Debt financing, if available, may have several negative effects on our future operations, including:

o a portion of our cash flow from operations will be dedicated to payment of principal and interest and this would reduce the funds available for operations and capital expenditures;

o increased debt burdens will substantially increase our vulnerability to adverse changes in general economic and competitive conditions; and

o we may be subject to restrictive debt covenants and other conditions in our debt instruments that may limit our capital expenditures, limit our expansion or future acquisitions, and restrict our ability to pursue our business strategies.

Risks Relating to our Current Financing Agreement:

There are a Large Number of Shares Underlying our Convertible Note, and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of our Common Stock.

         As of July 1, 2001, we have 87,969,856 shares of common stock issued and outstanding and a convertible promissory note outstanding that may be converted into 17,688,679 shares of common stock at current market prices, and outstanding warrants to purchase 166,666 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding convertible note may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the note and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Issuance Of Shares Upon Conversion Of The Convertible Note And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

         The issuance of shares upon conversion of the convertible note and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholder may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholder may not convert their convertible note and/or exercise their warrants into more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholder from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholder could sell more than this limit while never holding more than this limit. In addition, the selling stockholder may waive the 4.99% limitation upon 90 days notice. If this limit is waived there is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

The Number Of Shares Of Common Stock Issuable Upon Conversion Of The Outstanding Convertible Note Will Increase If The Market Price Of Our Stock Declines, Which Will Cause Dilution To Our Existing Stockholders.

         The number of shares of common stock issuable upon conversion of the outstanding convertible note will increase if the market price of our stock declines. The following is an example of the amount shares of our common stock that is issuable, upon conversion of the note, based on market prices 25%, 50% and 75% below the market price, as of July 11, 2001, of $0.06.

                  Price Per Share       Discount of 20%       Number of Shares Issuable
                  ---------------       ---------------       -------------------------
                        .045                    .036                    20,833,333
                        .030                    .024                    31,250,000
                        .015                    .012                    62,500,000


The Interest Payable On The Convertible Note Is Also Convertible Into Shares Of Our Common Stock.

         The interest payable on the convertible note is also convertible into shares of our common stock. The convertible note bears simple interest accruing at an annual rate of 8%. In this regard, the lower the price of our common stock, the more shares of common stock the holder of the convertible note will receive in payment of interest.

Risks Relating to our Stock:

The Lack of a Mature Trading Market for our Common Stock May Cause our Stock Price to Decline Significantly and Limit the Liquidity of our Common Stock.

         We do not meet the listing requirements for the listing or quotation of our common stock on any national or regional securities exchange or on Nasdaq. Currently, our common stock is traded on the Over-The-Counter Bulletin Board. As a result, accurate current quotations as to the value of our common stock are unavailable making it more difficult for investors to dispose of our common stock. The lack of current quotations and liquidity can cause our stock price to decline or to trade lower than the prices that might prevail if our securities were listed or quoted on an exchange or on Nasdaq.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in our Securities is Limited, Which Makes Transactions in our Stock Cumbersome and May Reduce the Value of an Investment in our Stock.

         Since our common stock is not listed or quoted on any exchange or on Nasdaq, and no other exemptions currently apply, trading in our common stock on the Over-The-Counter Bulletin Board is subject to the "penny stock" rules of the SEC. These rules require, among other things, that any broker engaging in a transaction in our securities provide its customers with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker and its salespersons in the transaction, and monthly account statements showing the market values of our securities held in the customer's accounts. The brokers must provide bid and offer quotations and compensation information before making any purchase or sale of a penny stock and also provide this information in the customer's confirmation. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Our Stock Price May be Volatile Due to Factors Beyond our Control Which Could Subject the Value of our Shares to Rapid Decline.

         The securities markets have from time to time experienced significant price and volume fluctuations that can be unrelated to the operating performance or financial condition of any particular company. This is especially true for emerging companies like ours and for other companies in our industry. For instance, stock prices can be significantly impacted by announcements of technology innovations or new products by other companies, release of reports by securities analysts or regulatory developments. Economic or other external factors, as well as quarterly fluctuations in our or in our competitors' operating results, also can have a significant impact on our stock price. For example, during the 2000, the closing bid price of our common stock quoted on the Over-The-Counter Bulletin Board ranged from a low of $0.23 per share to a high of $3.18 per share. We have experienced similar fluctuations in other periods.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholder. We will receive no proceeds from the sale of shares of common stock in this offering. However, we will receive proceeds upon the exercise of any warrants that may be exercised by the selling stockholder. We anticipate receiving approximately $10,667 if all of the warrants are exercised, which proceeds we will use for general corporate purposes.

                                    DILUTION

      Since this offering is being made solely by the selling stockholder and none of the proceeds will be received by our company, our net tangible book value will be unaffected by this offering.

               MARKET FOR COMMON EQUITY AND RELATED STOCK MATTERS

         Our common stock is publicly traded on the Over-The-Counter Bulletin Board under the ticker symbol "IDNW." There are approximately 2,723 holders of our common stock. We have never paid dividends on our common stock and have no current plans to do so. The following table presents the high and low closing bid prices of the common stock for the periods indicated. The quotations were obtained from the website located at www.chart.yahoo.com and reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions. In addition, the following is adjusted to reflect a 2:1 stock split effective November 2000.

                                    High        Low
 2001
 Second Quarter
 First Quarter                    $  0.156   $  0.016

 2000
 Fourth Quarter                   $  0.44    $  0.05
 Third Quarter                    $  0.94    $  0.34
 Second Quarter                   $  2.03    $  0.53
 First Quarter                    $  3.50    $  0.76

 1999
 Fourth Quarter                   $  1.625   $  0.9844

                                 DIVIDEND POLICY

         Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. On November 15, 2000, a 2:1 stock split was declared by our board of directors. We do not anticipate that dividends will be paid on our common stock in the next fiscal year.

                         SELECTED FINANCIAL INFORMATION

         The information set forth below for the years ended December 31, 2000 and 1999, which is derived from our audited financial statements, and for the three months ended March 31, 2001 and 2000, which is derived from our unaudited financial statements, should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements, including the notes thereto and other financial information, appearing elsewhere in this registration statement.

Consolidated Statement of Operations:

                              Years Ended December 31,              Three Months Ended March 31,

                                   1999           2000                     2000             2001
                                   ----           ----                     ----             ----
Sales                        $1,575,826     $2,173,581                 $373,866       $1,937,698
Gross profit                   $187,123       $467,730                  $42,465         $532,346
Net loss                      $(470,106)   $(7,449,128)               $(318,703)       $(597,159)
Loss per share                   $(0.04)        $(0.25)                  $(0.02)          $(0.01)


Consolidated Balance Sheet Data:

                                            As at December 31,              As at March 31,

                                        1999                   2000                2001
                                        ----                   ----                ----
Total current assets                   $138,095            $265,141             $390,346
Total current liabilities            $2,343,000          $2,377,000           $1,348,363
Total stockholders' equity          $(1,662,000)        $(1,828,000)          $6,675,205
(deficit)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

            The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. This document contains certain forward-looking statements including, among others, anticipated trends in our financial condition and results of operations and our business strategy. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. Important factors to consider in evaluating such forward-looking statements include (i) changes in external competitive market factors or in our internal budgeting process which might impact trends in our results of operations; (ii) unanticipated working capital or other cash requirements; (iii) changes in our business strategy or an inability to execute our strategy due to unanticipated changes in the industries in which we operates; and (iv) various competitive factors that may prevent the us from competing successfully in the marketplace.

Introduction

         We were incorporated in May 1997 as a Nevada Limited Liability Corporation as WoodComm LLC. In April 1999 WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc.

         In December 1999, Desert Springs Acquisition Corporation acquired all of the issued and outstanding common shares of WCI in exchange for 15,316,000 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

         In January 2000, Desert Springs Acquisition Corp moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc., a Nevada corporation.

         We developed an international Voice-Over-Internet-Protocol, also know as VoIP, telecommunications service business. In August 2000 we began to expand and change over business model. In August 2000, we purchased an Internet portal and marketing company Whoofnet.com. In November 2000, we purchased 2sentit.com, an enhanced service provider providing enhanced communications services. We own a 100% interest in both acquisitions and have consolidated the financial position and results of operations in the accompanying financial statements.

Revenues

         We derive our revenues from two different sources, through the direct sales of our products over the Internet and through our own direct sales force and secondly through the wholesale of our products and services through independent retail and wholesale channels of distribution. Revenues from the sale of our phone card products, whether sold directly by the company or through our independent retail and wholesale channel, are deferred and recognized as calling services are used. All other products revenues are recognized as the product upon shipment and invoicing of the product to the customer.

         All Internet sales of our products are made over the Internet primarily through credit card purchases. We use credit card processing companies to verify credit cards.

         Accounts receivable consists of amounts owed by our retail and wholesale channel relating to product sales. At December 31, 2000 and 1999, three companies accounted for 46% and less than 1% of total accounts receivable. At December 31, 2000, two companies accounted for 36% of total accounts receivable, while one receivable accounted for 72% of accounts receivable on December 31, 1999. Customers purchase our Internet products primarily using major credit cards, which are reimbursed by credit card processing companies. Accordingly, we do not routinely perform on-going credit evaluations of our Internet customers, but do perform evaluations of our credit card processors. Our receivables are generally unsecured. During 1999, one customer accounted for more than 50% of total sales. During 2000, no one customer accounted for more than 10% of total sales.

Expenses

         Due to our changing business model from Internet telephony services to a diversified product sales company, we expanded our infrastructure and increased our capital expenditures, capital lease obligations relating to property and equipment, and one-time costs associated with the acquisition of wholly owned subsidiaries in Whoofnet.com and 2sendit.com of 3,530,615. During 2000, our capital expenditures and payments on capital leases totaled 10,646,623. These expenditures and payments on expenditures were 24,497 during 1999. As we continue to grow, we expect to expand our infrastructure by increasing our capital expenditures and leases. We expect these expenditures will represent a smaller percentage of sales as our sales volume grows.

     Since inception, we have incurred significant losses and, as of December 31, 2000, had an accumulated deficit of 8,422,736. We expect operating losses and negative cash flow to continue through at least the second quarter of 2001. We expect to incur additional costs and expenses related to:

- marketing and advertising related to product sales and brand development;
- purchases of equipment for our operations and network infrastructure;
- the expansion of our telecommunications network into other countries;
- the continued development of our website transaction processing and network infrastructure;
- development and improvement of additional products and services;
- the hiring of additional personnel; and
- the payment of commissions to various Internet companies for marketing products to their customers.

     We have a limited operating history on which to base an evaluation of our business and prospects. You must also consider our prospects in light of the risks, expense and difficulties frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as e-commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and management of growth. To address these risks, we must, among other things, maintain and expand our customer case, implement and successfully execute our business and marketing strategy, continue to develop and upgrade our technology and systems that we use to process customers' orders and payments, improve our Web site, provide superior customer service, respond to competitive developments and attract, retain and motivate qualified personnel. We cannot assure stockholders that we will be successful in addressing such risks, and our failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

Results of Operations

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:


                                                    Year ended December 31,             Three Months ended March 31,
                                                    -----------------------             ----------------------------
                                                          1999               2000                 2000           2001
                                                          ----               ----                 ----           ----
Total revenue                                           100.0%             100.0%               100.0%         100.0%

Cost of sales                                             88.1               78.5                 88.6           72.5
                                                          ----               ----                 ----           ----

Gross margin                                              11.9               21.5                 11.4           27.5

Selling, general and administrative                       41.7              357.0                 75.0           24.8
                                                          ----              -----                 ----           ----

Operating loss                                          (29.8)            (335.5)               (82.5)         (30.4)
Interest expense                                         (5.8)              (7.2)                (2.7)         (0.04)

Net loss before extraordinary loss                      (35.6)            (342.7)

Other Comprehensive Loss                                   ---              (5.5)

Comprehensive Loss                                     (35.6)%           (348.2)%               (85.2)        (30.44)
                                                       =======           ========               ======        =======

Comparison of Three Months Ended March 31, 2001 and 2000

         Sales increased $1,563,832 or 418% for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. This is primarily attributable to the increase in revenue related to the acquisition of Whoofnet.Com and Sendit.com and the expansion of our VoIP calling services.

         General and administrative expenses increased $199,701 or 71% for the three months ended March 31, 2001 compared to the same period in 2000 net of depreciation and amortization expenses. This increase is primarily due to the increase in expenses associated with the acquisition of Whoofnet.Com and 2Sendit.Com. The Company incurred an increase in depreciation and amortization expenses to $571,115 or 809% for the three months ended March 31, 2001 compared to the same period in 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

         Gross margins for the period increased from approximately 11.4% in 2000 to 27.5% in 2001. EBITDA increased $290,180 or 122% for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. These increases are primarily related to the increase in traffic over our own VoIP network and the increase in margin provided by 2Sendit.Com.

         Comprehensive Losses increased to $278,456 or 87% for the three months ended March 31, 2001 compared to the three months ended March 31, 2000. This increase is primarily related to the increase in depreciation from assets purchased for the expansion of our VoIP network and for amortization of goodwill associated with the purchase of Whoofnet.Com and 2Sendit.Com.

Comparison of Years Ended December 31, 2000 and December 31, 1999

         Revenue. Revenue increased to $2,173,581 million for the year ended December 31, 2000 from $1,575,826 million for 1999 as a result of the growth of our network and retail customer base. This represents a 38% increase over 1999 as a result of this growth.

         Cost of Sales. Cost of sales consists primarily of the costs of termination of long distance traffic over our networks and the wholesale cost of products purchased for resale by the Company. Cost of sales increased to $1,705,851 million for the year ended December 31, 2000 from $1,388,703 million for 1999. This $317,148 increase was primarily attributable to our increased sales volume in both retail and wholesale. Gross margins were 22% in 2000 compared to a gross margin of 12% in 1999. This 10% increase was primarily attributable to the expansion of our network in SE Asia. We expect cost of sales to increase in future periods to the extent that our sales volume increases.

         Selling, General and Administrative. Selling, general and administrative expenses consist of advertising and promotional expenditures, payroll and related expenses for executive and administrative personnel, facilities expenses, professional services expenses, travel and other general corporate expenses. Selling, general and administrative expenses increased to $7,759,371 million for 2000 from $657,229 million for 1999. These expenses for 2000 included a non-cash charge of $3,530,615 million for the value of stock issued related to the acquisition expenses associated with the acquisition of Whoofnet.com and 2sendit.com. Non-cash depreciation and amortization charges increased to $1,738,082 from $12,000 from $113,333 in 1999 as a result of these acquisitions. Excluding these non-cash items, selling, general and administrative expenses increased to $2,490,674 in 2000, from $657,229 in 1999. Selling, general and administrative expenses are expected to decrease as a percentage of revenue in future periods because our existing company infrastructure will allow increases in revenues without having to incrementally add overhead. However, we expect these expenses to increase in absolute dollars as we continue to pursue advertising and marketing efforts, expand our network termination locations worldwide, expand our staff and incur additional costs related to the growth of our business and being a public company.

         Other Expense. Other expense consists of a $118,800 charge taken on the value of investments December 31, 2000.

         Net Loss After Extraordinary Item. We incurred a net loss of $7,567,928 million for the year ended December 31, 2000 as compared to $560,760 million for 1999. The Net loss for 2000 was affected by non-cash charge's of acquisition expenses associated with the acquisition of Whoofnet.com and 2sendit.com of $3,530,615 and non-cash depreciation an amortization charges of to $1,738,082 as a result of these acquisitions and an $118,800 non-operating charge taken on the value of investments at December 31, 2000.

         Income Taxes. As of December 31, 2000, we had approximately $8,422,736 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2011. We have provided a full valuation allowance on the deferred tax asset, consisting primarily of net operating loss carryforwards, because of uncertainty regarding its future reliability. Limitations on the utilization of these carryforwards may result if we experience a change of control, as defined in the Internal Revenue Code of 1986, as amended, as a result of changes in the ownership or our common stock.

Liquidity and Financial Position

         As of December 31, 2000, we had approximately $255,141 of cash and cash equivalents. As of that date, our principal commitments consisted of obligations under leases and contracts for long distance transmissions.

         Net cash used in operating activities was $4,994,884 for the year ended December 31, 2000 and $33,400 in 1999. Net cash used in operating activities for 2000 and 1999 primarily consisted of net operating losses as well as increases in other assets, offset by increases in accounts payable, accrued expenses and accrued interest.

         Net cash used in investing activities consists of additions to property and equipment, including computer equipment, acquisitions, fax equipment and Internet gateways for voice over the Internet transmission. Net cash used in investing activities was $10,646,623 for the year ended December 31, 2000 and $24,497 in 1999.

         Net cash provided by financing activities was $15,697,396 for the year ended December 31, 2000 and $49,115 for 1999. Net cash provided by financing activities for 2000 was impacted by the acquisition of Whoofnet.com and 2sendit.com.

         During the three months ended March 31, 2001, our net cash used in operating activities was $90,799. This shortfall was primarily funded by accounts receivable.

         iDial currently is in the process of raising the necessary capital for continuing its growth through the following activities:

1. Bank Loan - we expect to close on a facility that provides the necessary capital for continuing operations this month. Negotiations are currently taking place to secure the loan with stock from major shareholders of the company.

2. Acquisition - We will pursue acquisition opportunities to rapidly expand its revenue and profits. This will also strengthen the company cash flow and operating position.

3. Financing - We continue to seek additional debt or equity sales from time to time.

         In July 2001, we issued an 8% convertible note in the principal amount of $750,000 to an unrelated investor, Laurus Master Fund, Ltd. Net proceeds of $610,250 is being used to fund working capital and expansion.

         We do not have existing capital resources or credit lines available that are sufficient to fund our operations and capital requirements as presently planned over the next twelve months. We are actively pursuing additional funds through the issuance of debt and/or equity instruments. Currently, we are discussing with Laurus Master Fund, Ltd. the possibilities of additional financing. However, no formal agreements have been reached and no assurances can be given that such financing will be forthcoming.

                                    BUSINESS

History

         We were incorporated in May 1997, as a Nevada Limited Liability Corporation as WoodComm LLC. In April 1999, WoodComm LLC was reorganized from an LLC to a Nevada Corporation WoodComm International, Inc. (WCI).

         In December 1999, Desert Springs Acquisition Corporation (Desert Springs) acquired all of the issued and outstanding common shares of WCI in exchange for 15,316,000 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

         In January 2000, Desert Springs Acquisition Corp moved its state of incorporation to Nevada by merger of the Colorado Corporation with and into iDial Networks, Inc. (a Nevada corporation). Our administrative offices are located at 11211 S. Parker Road, Suite 201, Denver, CO 80231. Our telephone number is (303) 338-5100 and our website can be found at www.iDialnetworks.com.

         We provide Internet-based voice telecommunication to customers around the world. It operates selected communication services, including phone cards and Internet enabled telephony. The Internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers of direct from home anywhere in the world. During 2000 the company decided to change its business model from being a telephony service provider only to that of a diversified product sales company.

         As part of our change in business model, in August 2000, the company acquired 100% of the stock of Whoofnet.com, Inc. ("Whoofnet.com") in exchange for the issuance of 10 million new investment shares of common stock of the Company.

         Whoofnet.com is a next generation Internet Company designed for direct selling. The company was formed under the laws of Florida on March 6, 2000. The major product is an Internet portal for use by the general public. The Company has recently completed its field-testing and Management plans to begin sales within the next several months. All costs associated with the startup phase of the organization have been expensed in the current period as per Statement of Position 98-5.

      Whoofnet.com also formed six subsidiary Delaware Corporations between the months of March and May 2000, and two foreign subsidiary corporations for the operations of various aspects of its business, as follows:

Name of Subsidiary (Jurisdiction)                                                              Ownership
---------------------------------                                                              ---------
Whoofbiz, Inc.                                                                                    100%
Whoofhealth, Inc.                                                                                 100%
Whoofmail, Inc.                                                                                   100%
Whoofmall, Inc.                                                                                   100%
Whoofmusic.com                                                                                    100%
Whoofteleco, Inc.                                                                                 100%
Whoofnet.com AC, a Swedish corporation                                                            100%
Whoofstore.Co AB, a Swedish corporation                                                           100%

      As of the dated of this prospectus, none of the subsidiaries have been active or funded.

      In November 2000, we acquired 100% of the stock of 2sendit.com, Inc. in exchange for the issuance of 4,199,998 new investment shares of the common stock of the Company.

      2sendit.com provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail, and email. With fax and email servers located in Dallas, TX and Denver CO, 2sendit.com is able to offer high capacity, low cost services. In addition the company maintains a small company attitude, allowing it to assist other small companies in need of our services.

Overview

         iDial Networks is an established Application Service Provider (ASP) of Internet Protocol and Wireless Application Protocol (WAP) technologies. The Internet is an increasingly significant interactive global medium for communication, information and commerce. International Data Corporation, a market research firm, estimates that the number of users who make purchases over the Internet worldwide will grow from 31 million in 1998 to more than 183 million in 2003.

         Emergence of Internet Telephony. Internet telephony has emerged as a low cost alternative to traditional long distance telephony. Internet telephone calls are less expensive than traditional international long distance calls primarily because these calls are routed over the Internet or through data networks. The use of the Internet bypasses a significant portion of international long distance networks and the relevant tariffs. Also, routing calls over the Internet is more cost-effective than routing calls over traditional circuit-switched networks, because the packet-switching technology that enables Internet telephony is more efficient than traditional circuit-switched voice technology. Packet-based networks, unlike circuit-based networks, do not require a fixed amount of bandwidth to be reserved for each call. This allows voice and data calls to be pooled, which means that pocket networks can carry more calls with the same amount of bandwidth. This greater efficiency creates network cost savings that can be passed on to the consumer in the form of lower long distance rates.

         Prepaid Calling Card Industry. The market for prepaid calling cards has grown significantly since 1993. This growth is attributed to three trends according to industry sources. First, the larger telecommunications companies have come to understand the strategic and financial benefits of prepaid calling cards. Second, consumers are becoming more aware of various advantages of prepaid cards. Third, businesses are beginning to purchase prepaids as a means of controlling telephony costs and simplifying record keeping. We believe that the affordable pricing, convenience and enhanced features of prepaid calling cards has attracted price sensitive customers, business travelers, international callers and other users of long distance service. Also, while prepaid calling cards are relatively new in the United States, they have been a widely used and accepted method of making telephone calls in Europe and Asia since the 1970's.

Our Telephone Service Products

         We sell virtual prepaid calling cards over the Internet and physical prepaid cards through traditional retail outlets. Our Internet Phone Cards are virtual because we do not issue a physical card. Once sold, calling card can be used immediately to make international and domestic long distance calls.

         Our web system functions as follows: A potential customer accesses our website follows the prompt to enter the credit card information to purchase the virtual calling card, we verify the credit card within seconds and the confidential PIN and a toll free number is displayed for the customer to record, and the virtual calling card can be used immediately to place a call. The customer information becomes part of our database for future reference.

         Our Internet calling cards give us the flexibility of promptly changing the rates and features to respond to changing consumer demand, rather than having an inventory of physical cards with set features that cannot be changed until all are recalled or used. This also allows us to offer and test several different types of virtual calling cards with varying pricing features, thus providing a greater selection to our customers.

         Our website is accessible 24 hours per day, seven days a week, so we are not constrained by the hours that a retail store would be open for business. Our website may also be reached from the customer's home or office. The customer is not required to physically travel to another location to make a purchase and receive delivery. Our online purchasing and delivery also allows us to deliver a broad selection of products to customers worldwide in rural or other locations that do not have convenient access to physical stores.

         U.S. Access. Our U.S. Access calling cards provide access to our network from the United States to more than 241 countries and territories. When using the U.S. Access calling card for a call from the United States to another country, the customer uses a touch tone telephone to dial a toll free number and enters the PIN and the telephone number the customer seeks to reach. Our enhanced services platform determines the calling card is valid and the number of call minutes remaining on it, based on the rate for the country being called. The platform then completes the call and reduces the available credit balance on the calling card at the conclusion of the call.

         World Access. When using the World Access calling card for a call from another country to the United States or from country to country outside the United States, the customer initiates the call through the Internet by accessing our website. On our web page, a form is displayed and the customer enters the telephone number where he or she is, the telephone number he or she wants to call and his or her PIN and then "clicks" on the call button. This information is transmitted over the Internet to our platform. The platform determines the virtual calling card is valid and has a sufficient balance and then routes a call to the customer at the number where he or she is. When the customer answers, the platform completes the call by connecting to the number the customer wanted to call. From our website, these features allow customers to make calls from anywhere in the world at our international United States long distance rates using the virtual calling card and Internet access to our website and platform.

         The Company has integrated the economics of VoIP technology with the convenience of conventional telephony to enable web initiated telephone services. With this iDial technology, we are able to offer consumers and businesses telephony services at costs approaching the wholesale rates of carriers. Unlike some competitors who offer PC to phone services, iDial's web based services are provisioned via the Internet but all calls are currently made phone to phone. The majority of PC owners do not have microphones and telephony services. iDial delivers high-quality traditional and VoIP telephony services to consumers and businesses, with the following benefits:

         Low Cost. Telephone calls are a fraction of the cost of traditional long distance service.

         High Voice Quality. We offer high voice quality by integrating traditional telephony and packet-switching technologies.

         Ease of Use and Access. Designed for convenience and ease of access from anywhere in the world, an Internet connection and a standard Internet browser such as Netscape or Microsoft Internet Explorer is all that is required. Lacking an Internet connection, the customer may dial a toll free or local access number from any telephone or fax machine in the US to access our network as well.

         One-Click Online Calling. iDial services enable users to speak with anyone worldwide with a single click of a button. On-line retailers could use this technology to connect customers to sales representatives when browsing their web sites and increase the likelihood of consummating the on-line sale.

         Reliable/Flexible Service. The technologically advanced design allows for the expansion of the network capacity by the simple addition of switches, and the ability to seamlessly reroute traffic if problems arise.

         Ease of Payment and Online Account Access. iDial customers are able to make calls by opening a prepaid account using credit cards, wire transfers or checks, and can access their accounts via the Internet to view their call history, account balances, or to increase their prepaid amounts.

         Customer Support. The Company offers real-time customer support in multiple languages, and the integrated billing and call management system provides service representatives with immediate access to customer accounts.

         Product Description. iDial has integrated the economics of VoIP and WAP technology with the convenience of conventional telephony to enable web initiated telephone services. With this iDial technology, the company is able to offer consumers and businesses telephone services at costs approaching the wholesale rates of carriers.

         iDial's wholly owned subsidiary Whoofnet.com will develop and implement marketing plans to incorporate sales of the entire iDial product line. Whoofnet.com will also design and develop the iDial web site allowing iDial Networks to revert back to research and development of new and existing product lines. The company will continue to expand its profitable agent program, whereby other websites and independent sales agent are paid a commission to sell iDial products. Additionally, several business products developed by iDial will be aggressively marketed by Whoofnet.com.

iDial, through its marketing arm of Whoofnet.com, will enter the European market with our VoIP and WAP applications. In a joint venture with a Swedish government agency, we are in the process of building a customer services center in Bracke Kommun in Sweden.

         Wireless Application Protocol (WAP) is the de facto worldwide standard for providing Internet communications and advanced telephony services on digital mobile phones, pagers, personal digital assistants (PDAs), and other wireless terminals. The exploding wireless market is embracing WAP technology, with a predicated 600 million WAP phones is use by the end of 2003. Europe is leading the way in WAP, and Forrester Research predicts that 219 million Europeans will be accessing the Internet on a daily basis by 2003.

         iDial has developed a plan to be "first to market" with WAP connectivity to our iDial services. We believe that a tremendous opportunity exists to:

         Immediately provide low cost international long distance services to WAP enabled phones through our WAP enabled technology. Incorporate WAP access into the iDial portal, giving WAP users the same carrier choices available to traditional wireless users, and incorporate a "free" concept for WAP enabled long distance as a choice through our portal land network.

         iDial has developed and applied for patents for applications to enable Personal Digital Appliances (PDA) such as the Palm Pilot VII to instantly connect with the iDial site and avail themselves of the company's long distance services. A similar application for the new Microsoft Pocket PC has also been completed. iDial will continue to develop WAP enabled products and services to insure that its core products will always be easily accessible by wireless devices.

         Additionally the Company currently offers traditional prepaid phone cards and VoIP services based on iDial technology under the following brand names for which various trade and service marks are registered.

         NetPhoneCard - www.netphonecard.com Web initiated worldwide phone calls with US dial tone and low tariffs.

         iDialDirect - www.iDialdirect.com A complete communications portal offering flat-rate US products and worldwide access products.

         Phone-Me-Now - www.phonemenow.com An iDial e-commerce tool. A Phone-Me-Now button is places on a website that allows a customer to initiate a call to his phone from a representative of the company that is hosting the site.

         SendaCall - www.sendacall.com Prepaid calls sent within a virtual greeting card by-mail to recipients anywhere in the world, allowing recipient to place free call to sender.

         Wireless Services - The Company will continue to expand wireless development to include areas such as Wireless Access Protocol (WAP) and Bluetooth technologies.

Our International Networks

         Our Enhanced Services Platform. Our enhanced services platform is a specialized telephone switch based on technologies from Cisco, Microsoft and Dialogic (a wholly owned subsidiary of Intel Corp.). It is connected to our website and data base and to our network of outgoing and incoming telephone lines and Internet lines. It sets up all customer account and PIN information when a calling card is purchased and immediately activates the calling card so it can be used at the time of purchase. The platform also accepts and evaluates all calls from calling card holders over the toll free number and over the Internet and confirms the validity of the calling card and remaining balance. We have also programmed into the platform a lowest cost routing matrix. This matrix automatically routes each call over the route most economical to us. This means it will select our international carrier with the lowest rate of the Internet if we have a gateway in the call destination country. We believe our platform can currently support approximately 288 simultaneous calls and process over 4 million minutes of traffic per month. Our platform is expandable to carry more traffic by adding additional telephone trunks and equipment. Focusing on the international market, the use of our platform is spread throughout the day as a result of the different world time zones.

         We plan to develop and offer new products and services, which may require modifications and enhancements to our platform. For any modifications or enhancement, we will either contract with the manufacturer to develop new software or we may develop the software, or a combination of both. In the past, we have experienced delays when we have tried to upgrade our platform. If the software cannot be developed cost effectively, or there will be significant delays, we may elect to abandon a potential product or service in favor of one that can be timely developed on a cost effective basis. There can be no assurances that we can successfully develop the software to enable us to offer new products or services.

         Our Internet Gateway Network. As of December 31, 2000, we had international gateways operational in Sri Lanka, Laos, Thailand and Holland. As of such date, we also had domestic gateways operational in Dallas and in Los Angeles and Denver. We intend to place Internet gateways in various other countries. Before we place a gateway in another country, we enter into contractual relationships with local persons or entities to operate them. We typically own or lease the gateway or have the right to purchase it and the local person or entity is responsible for procuring local Internet provider connection and local telephone lines and complying with local law. Our contracts with the local person or entity are generally for a one-year term and are renewable unless either party declines to renew. We pay the local person or entity a negotiated rate per minute for terminating or originating calls through the gateway.

         Our gateways allow for voice quality transmission through the Internet. The historical poor sound quality of Internet voice transmission is due to the Internet not being created for simultaneous voice traffic. Unlike conventional voice communication circuits, in which the entire circuit is reserved for a call, Internet telephony uses packet switching technology, in which voice data is divided into discrete packets that are transmitted over the Internet. These packets must travel through several routers in order to reach their destination, which may cause misrouting, and delays in transmission and reception. The software in our gateways connect the packet switched data transmitted over the Internet to circuit switched public telephone networks in such a manner that virtually eliminates the delay in transmission normally involved in Internet voice transmission and the resulting pause and echo effect.

         Our Internet gateways enable us to route voice quality calls through our enhanced services platform to and from the country via the public Internet or private intranet networks such as a frame relay network. The cost of these calls is based on the local telephone rates for the country where the gateway is located. They are not based on internationally or local long distance rates.

         Our Leased Lines Network. We also lease international telephone lines to transmit calls. Our lease agreements obligate the carriers to terminate calls routed by us to them at different rates for different countries and territories.

         With these agreements, we have access to more than 241 countries and territories. Leased capacity is typically obtained on a per-minute basis or point-to-point fiscal cost basis. Our agreements are typically one-year agreements with 30-day cancellation rights by either party. Rates are adjusted approximately every 30 days, are based on volume and our rates generally decline as volume increases. We are dependent on these carriers to terminate our calls, and the loss of one or more of them as a source for terminating calls could have a material adverse affect on us. However, we believe there are numerous international long distance carriers that transport calls to the countries we desire to target and we believe we could replace any of the carriers we lost. If the rates of any replacement carrier are higher, or our existing carriers raise their rates, our profit margins would decrease. We may sell to other long distance carriers any excess line capacity we have. Excess line capacity is the remaining capacity on our telephone lines not used by us to terminate our own calls during any given month.

         Our Third Party Contracts. Our success depends, in part, on our ability to continue to lease long distance telephone capacity from third parties at economic rates to serve the foreign countries we target. It also depends, in part, on our ability to maintain our contractual relationships with local terminating parties in those countries where we have Internet gateways. If we lose our leases or contracts or if these parties are unable to provide these services, we believe we could replace them. However, it would cause a disruption of our business until they are replaced. Also, any replacement leases or contracts may not be at rates or on terms as favorable to us.

Credit Card Processing Arrangements

         All sales of our virtual calling cards are made over the Internet through credit card purchases. We use credit card processing companies to verify credit cards. These companies are connected to our platform and database and verification or denial is usually accomplished within seconds. We pay these processing companies a percentage of sales as their fee. We have recently increased our allowed base for credit card sales by increasing the deposits we maintain with our processing companies.

Growth Strategy

         While a large number of VoIP companies have been formed in recent years, most focus on the build out and development of international VoIP networks in the effort to capture an every shrinking high margin revenue base. The company believes that in this very competitive landscape, offering many voice and data transmission options, leasing time (or purchasing minutes) on VoIP networks will quickly become a commodity business, as the various competitors whittle margins to gain growth and market share. It is imperative to not only offer a quality network but to also be an aggressive marketing organization seeking to provide value added products and services.

         The Company intends to leverage its position in the Internet telephony market to make communications services readily available worldwide. Its strategy includes the following key elements:

o Drive Usage through Resellers and Strategic Partners. The Company will promote its services through direct sales and marketing and through relationships with resellers and leading Internet hardware, software and content companies.

o Pursue Multiple Sources of Revenue. In addition to minutes-based revenue, the Company intends to pursue new web-based revenue opportunities from banner and audio advertising.

o Enhance Brand Recognition. The Company intends to strengthen and enhance its brand recognition by cooperatively marketing its Internet telephony services with leading companies in other market segments.

         Many e-commerce sites have discovered the necessity of having a customer service representative talk with potential buyers. However, traditional 800 numbers are still relatively expensive, and require some effort on the part of the buyer to initiate the call. With iDial's "Phone-me-now" technology, a simple click of a button will connect the buyer with the seller's representative at very low rates. To further lower operating costs, the Company is exploring joint ventures with customer service centers in English speaking countries where wages are lower, and thus customer service becomes more affordable to e-commerce.

Sales and Marketing

         We have developed a marketing strategy based on increasing customer traffic to our website and strengthening our brand name.

         Internet Advertising. We have taken a selective approach in our advertising strategy. We attempt to maximize the return from promotional expenditures by choosing advertising media based on the cost relative to the likely audience and ability to generate increased traffic for our website. We identify a country and customer group to whom we desire to market our virtual calling cards.

         We place advertisements on various websites and Internet portals frequently visited by this customer group in the United States and abroad. These advertisements usually take the form of banner ads that encourage readers to click through directly to our website. We believe that placing banner advertising on these websites and portals may significantly increase our targeted exposure to prospective customers and increase our name identity.

         Customer Electronic Mail Broadcasts. We actively market to our base of customers through e-mail broadcasts. All new virtual calling card purchasers are automatically added to our electronic mailing list. We e-mail messages on a periodic basis to our customers announcing new rates, new countries, new products and new features.

         Electronic Mail to Select Mailing Lists. We also deliver e-mail broadcasts to certain select mailing lists from time to time announcing pertinent information, including the addition of a new country, new products and rates. Other Methods. We will continually review other potential cost-effective methods of advertising and marketing our products and services through the Internet. Such methods may include the use of an affiliate program, chat rooms, video e-mail and other methods.

Customer Support and Service

         We believe that our ability to establish and maintain long-term relationships with our customers and encourage repeat purchases is dependent, in part, on the strength of our customer support and service operations and staff. Our customer support and service personnel are available from 8:00 a.m. to 10:00 p.m. Central Time, five days a week to provide assistance via telephone. We provide a 24 x 7, 7 days per week e-mail support staff. They are responsible for handling all customer inquires.

         We provide pre and post-sales support via both e-mail and telephone service during business hours. If a customer has encountered a problem in ordering or using our products, our customer service department will take the call, or the e-mail, and respond immediately.

         Our website has been designed around industry standard architectures to reduce downtime in the event of outages or catastrophic occurrences. Our website provides 24 hour a day, seven days a week availability. Our website operations staff consists of systems administrators who manage, monitor and operate our website. The continued uninterrupted operation of our website is essential to our business, and it is the job of the site operations staff to ensure, to the greatest extend possible, the reliability of our website. We provide our own connection to the Internet through Global Crossing's backbone. We believe that these telecommunications and Internet service facilities are essential to our operation and we anticipate upgrading these facilities as volume and demand for our service grow.

Technology

         We use a combination of our own proprietary software applications and commercially available licensed technology to conduct our Internet and telephone routing operations.

         Proprietary Technology. We have developed proprietary customer software which permits a customer to purchase a virtual calling card on our website using a credit card and to have the virtual calling card delivered while on our website. We have also developed proprietary customer software to allow our world access virtual calling cards and phone collect PINs to initiate calls through regular telephone lines using our website and enhanced services platform, and we have developed various proprietary credit and fraud management applications which aid us in checking credit and limiting fraudulent transactions.

         Our engineering staff consists of software development engineers and consultants based on our wholly owned subsidiary in Sri Lanka. We historically have developed and expect to continue to develop proprietary software internally. Our engineering strategy focuses on the development of our website, which includes the enhancement of features and functionally of our existing software components, the development of additional new software components, and the integration of off-the-shelf components into our systems.

     Commercially Available Licensed Technology. Our strategy has also been to license commercially available technology whenever possible rather than seek a custom-made or internally-developed solution. We believe that this strategy enables us to reduce our operating costs and to respond to changing demands due to growth and technological shifts. This strategy also allows us to focus our development efforts on creating and enhancing the specialized, proprietary software applications that are unique to our business. Listed below are some of our key architectural components:

o        High speed links to the Internet through Global Crossing's backbones;
o Dell clustered Servers for web and data base applications running Windows NT, Linux and Microsoft SQL Server 7.0;
o Microsoft Internet Information Server 4.0 has been chosen for its ability to secure sensitive customer information through SSL encryption; and
o Microsoft SQL Server 7.0 is a relational database. All customer names and addresses, PINs, number of purchases and call records are stored within this database.

         We depend on Internet service provider to provide Internet access to us and our customers. Our local terminating parties in foreign countries also rely on local Internet service providers for access to the Internet in their countries. If we lost our connection with our Internet service providers, we could not sell our virtual calling cards through our website, and web initiated calls could not be made by our customers, until the connection was reestablished. If a local terminating party in a foreign country loses its Internet connection, we could not route calls over the Internet to that destination until the connection was reestablished. These failures could cause us to lose customers and our ability to sell virtual calling cards and telephone services would be affected.

         Our customers also rely on Internet service providers for access to the Internet. If our customers cannot access Internet, they cannot access our website to purchase virtual calling cards or make web initiated calls.

Government Regulation

         Regulation of the Internet. The United States Congress and the Federal courts have taken actions that, in some cases impose some forms of regulation on the Internet, and in other cases protect the Internet from regulation. For example, Congress has adopted legislation that regulates certain aspects of the Internet. This includes restrictions on some forms of content. These regulations have had mixed success in the Federal courts. The Supreme Court has struck down some restrictions on indecent content, but has upheld other restrictions on harassing Internet messages.

         Conversely, Congress passed legislation in 1998 that imposed a three-year moratorium on the imposition of new taxes on Internet transactions. At the same time, numerous new bills have been proposed that would further regulate various aspects of Internet commerce, and ensure the continued deregulation of others. It is impossible to say at this time whether and to what extent the Internet may ultimately be regulated by the United States government.

         The European Union has also enacted several directives relating to the Internet, including one permitting European consumers to sue in their own country persons from another country retailing goods over the Internet. On the other hand, the G8 countries have recommended that digital products (such as our virtual calling cards) should be exempt from all import taxes and custom duties. As with the United States Congress, the European Union, and the governments of individual foreign countries, are actively considering propose legislation that could result in new regulations on the Internet. Increased regulation of the Internet may decrease its growth, which may negatively impact the cost of doing business via the Internet or otherwise materially adversely affect our business, results of operations and financial condition. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, jurisdiction to sue, libel, obscenity and personal privacy is uncertain. The vast majority of such laws were adopted prior to the advent of Internet and related technologies. As a result, these laws do not contemplate or address the unique issues of the Internet and related technologies.

         Potential Regulation of Internet Telephony. To our knowledge, there are currently no domestic and few international laws or regulations that prohibit the transmission of voice communications over the Internet. If Congress, the FCC, state regulatory agencies or governments of other countries impose substantial regulations relating to Internet telephony, the growth of our business could be adversely affected. In the United States, several efforts have been made to enact federal legislation that would either regulate or exempt from regulation telecommunication services provided over the Internet. State public utility commissions may also attempt to regulate the provision of intrastate Internet telephony services. In late 1998 and early 1999, however, the FCC issued two decisions that suggest that all transmissions over the Internet may be jurisdictionally interstate, and these decisions may restrict the ability of state public utility commissions to regulate Internet telephony. Recently, however, a Colorado court ruled that Internet telephony companies would be subject to payment of originating and terminating access charges to the incumbent provider. Imposition of such charges on our services would increase our costs. Internationally, a number of countries that currently prohibit competition in the provision of voice telephony have also prohibited Internet telephony. Other countries permit but regulate Internet telephony.

         On April 10, 1998, the FCC issued a Report to Congress concerning its implementation of the universal service provisions of the Telecommunications Act. In the Report, the FCC indicated that it would examine the question of whether any forms of "phone-to-phone" Internet Protocol telephony are information services, which are unregulated, or telecommunications services, which are fully regulated. The Report noted that the FCC did not have, as of the date of the Report, an adequate record on which to make any definitive pronouncements. The FCC did, however, note that the record before it suggested that some forms of phone-to-phone Internet telephony appear to have the same functionally as non- Internet Protocol telecommunications services.

         While the FCC found that it needed a more complete record to establish new rules, it tentatively concluded that providers of phone-to-phone Internet telephony services should be treated like other providers of telephone service. This means that they should be required to make payments into Federal universal service subsidy programs. To date, the FCC has taken no further action, and has not imposed this obligation on Internet telephony providers. It may do so at some time in the future, however, and such a decision could have a material adverse effect on our business, increasing our costs, and the price at which we can offer our Internet telephony services.

         Regulation of Leased Lines and Carriers. When we lease long distance telephone capacity from third-party carrier, we rely on them to comply with local laws and regulations. We have no control over the manner in which these companies operate in these countries. Foreign regulatory, judicial, legislative or political entities may raise issues regarding the compliance of these companies with local laws or regulations, or limit their ability to carry our calls.

         State Laws. Several states have also proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues could reduce demand for our services or increase the cost of doing business. In addition, because our services are accessible worldwide, and we facilitate the sale of goods to users worldwide, other jurisdictions may claim that we are required to comply with their laws. We are qualified to do business in Nevada, Florida, Colorado, California and Texas only, the failure by us to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify and could result in our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could have a material adverse effect on our business, financial condition and operating results.

         Sales Taxes. We do not currently collect sales or other similar taxes for virtual calling cards or other services sold through our website, other than for virtual calling sold to Texas residents. However, one or more states may seek to impose sales tax or similar collection obligations on out-of-state companies, such as ours, which engage in Internet commerce. A number of proposals have been made at the state and local level that would impose additional taxes on the sale of goods and services through the Internet. Such proposals, if adopted, could substantially impair the growth of online commerce, and could adversely affect our opportunity to derive financial benefit from such activities. Moreover, a successful assertion by one or more states or any foreign country that we should collect sales or other taxes on the sale of virtual calling cards or services on our system could have a material adverse effect on our operations.

         Legislation imposing a moratorium on the ability of states to impose new taxes on Internet-based transactions was passed by the United States Congress in 1998. The tax moratorium will be in effort only until October 2001 but moratorium expires at the end of its three-year term, there can be no assurance that the moratorium could allow various states to impose new taxes on Internet-based commerce. The imposition of such taxes could have a material adverse effect on our business, financial condition and operating results. The same legislation that imposed the moratorium also established an Advisory Commission to consider methods by which states could impose sales taxes on Internet transactions.

Competition

         With respect to prepaid calling cards, we compete with many of the largest telecommunications providers, including AT&T, MCI WorldCom, Cable & Wireless and Sprint. These companies are substantially larger and have greater financial, technical, engineering, personnel and marketing resources, longer operating histories, greater name recognition and larger customer bases than we do. We also compete with smaller, emerging carriers in the prepaid calling card market, including Ursus Telecom Corporation, RSL Communications, IDT Corp. and ValuComm Communications Corp. We may also compete with large operators in other countries. These companies may have larger, more established customer bases and other competitive advantages. Deregulation in other countries could also result in significant rate reductions. We believe that additional competitors will be attracted to the prepaid card market. These competitors include Internet-based service providers and other telecommunications companies. Competition from existing or new competitors could substantially reduce our revenues from the sale of these cards. A general decrease in telecommunication rates charged by international long distance carriers could also have a negative effect on our operations.

         An increasing number of large, well-capitalized companies are entering the market for Internet telephony products and services. As a result, we may not be able to compete effectively with our competitors in this market, or to increase our customer base. Various major long distance providers, including AT&T, Bell Atlantic Corporation and Deutsche Telekom AG, as well as other major companies, including Motorola, Inc., Intel Corporation and AOL-Time Warner, Inc., have all entered or plan to enter the Internet telephony market, in some cases by investing in companies engaged in the development of Internet telephony products. Our competitors also include a number of companies that have introduced services that make Internet telephony solutions available to businesses and consumers. Net2Phone, Delta Three, ITXC Corp., iBasis, Inc., and MCI WorldCom provide a range of Internet telephony services to consumers and businesses that are similar to the ones we offer. Several other companies, including AT&T, Sprint and Qwest Communications, have announced their intention to offer these services on a wider bases in both the United States and internationally.

         In addition, we compete in the market for Internet telephony services with companies that produce software and other computer equipment that may be installed on a user's computer to permit voice communications over the Internet. Current Internet telephony products include VocalTec Communications, Ltd.'s Internet Phone, QuarterDeck Corporation's WebPhone and Microsoft's NetMeeting. Also, a number of large companies, including Cisco Systems, Inc., Lucent Technologies, Inc., Northern Telecom Limited, Neura Communications, Clarent Communications and Dialogic Corp. offer or plan to offer server-based Internet telephony products. These products are expected to allow communications over the Internet between parties using a multimedia PC and a telephone and between two parties using telephones.

     We believe that the principal competitive factors affecting our market in no particular order are;

o        price and rates;
o        quality of transmission;
o        product accessibility and ease of use;
o        customer service;
o        brand recognition;
o        website convenience and accessibility;
o        targeted marketing directly to probable users of the services;
o        quality of search tools; and
o        system reliability.

         Increased competition may result in reduced operation margins, loss of market share and diminished value in our brand. We cannot assure you that we will be able to compete successfully against current and future competitors. As a strategic response to changes in the competitive environment, we may, from time to time, make certain prices, service or marketing decisions that could have a material adverse effect on our business, financial condition and operating results.

         New technologies and the expansion of existing technologies may increase competitive pressures by enabling our competitors to offer lower-cost services. Certain web based applications that direct Internet traffic to other websites may channel users to services that compete with us. In addition, companies that control access to transactions through network access or web browsers could promote our competitors or charge us substantial fees for inclusion. The occurrence of any of these events could have a material adverse effect on our business, financial condition and operating results.

Whoofnet.com

         iDial Networks wholly owned subsidiary holds offices in Florida, London and Sweden. Whoofnet.Com, Inc., a network of interactive services, web brands and e-commerce services, Whoofnet.Com provides aggregated third party content, Web search and directory services, community and personalization features, personal Web publishing, and online shopping. Whoofnet.Com seeks to draw a large number of viewers to its web sites by providing a one-stop destination for information, communication and shopping services on the Web. The company will generate revenue through a variety of sources including, but not limited to, selling advertising and sponsorships, electronic commerce and by licensing its products and technology. Whoofnet.Com is an ASP with several Internet brands including Whoofnet.Com portal, WhoofBiz, WhoofTelCo and WhoofMail. Through its strategic alliances, Whoofnet will develop and offer easy to deploy, end-to-end e-commerce solutions for companies operating in the Net Economy.

         Whoofnet is marketing and technology driven and has recruited talented, experienced professionals within the Florida offices as well as internationally who generate enthusiasm and energy for the company and its strategy.

         The Whoofnet strategy is to market goods and services for itself and others with emphasis on the European market. This strategy will produce income from actual sales made by Whoofnet or those with whom we are allied.

iDial Gold Advantage Card

         The first product to launch is our iDial Gold Advantage Card. The iDial Gold Advantage Card is an ATM/Debit Card that offers an extensive Consumer Benefits Package. It is an inexpensive, fast and secure way to transfer funds domestically and internationally. It is a reloadable debit card that can be used at ATM's all around the world. It can be used to buy gas, groceries or other items from merchants with debit card capability and has an extensive Consumer Benefits Package offering savings on pharmacy, vision, dental, hearing, travel, gifts, vitamins, and more. iDial Gold Advantage Card comes with a primary card and a family card enabling them to save up to 75% on National and International money transfers. The customer receives TWO (2) identical cards when they join the program. The second card can be used to transfer money domestically or internationally, just by forwarding the second card to a family member or friend anywhere in the world. This enables the second cardholder to withdraw funds from any ATM machine worldwide.

Fax Messaging

         2Sendit.com Inc. is an established fax-messaging provider for the information dissemination market. Due to today's desire for immediate delivery of information, fax messaging has become a popular means to deliver information quickly.

         Fax Messaging has emerged as a low cost source of communication for companies to get a message out, where messages range from newsletters to restaurant menus. Fax messaging has proven to a less expensive than traditional mail. Traditional mail remains as a popular choice for getting a message out, however, with costs of postage, envelope and printed material all necessary pieces, today's budget constraints find that these expenses limit the number of recipients. Fax messaging provides a low cost, high volume method of getting the same material out of the recipients. An underlying benefit is that the results are almost immediate. While a traditional mail piece may take up to a week to deliver, fax messaging usually takes less than an hour to reach the same audience. Fax messaging also has a cost related only to completed messages. With traditional mail, the cost is paid up front and there are no refunds for lost mail, unused postage, or damaged material.

         Products

         Fax messaging is simply the ability to send a message via facsimile to an intended recipient. Customer normally provide a recipient list, however, we do provide lists for some customers. We do offer additional services such as database management, fax removal, and limited email messaging.

         Growth Strategy

         While several fax messaging companies have emerged in the recent years, many others have been unable to sustain volume and have subsequently merged with competitors. We have chosen to maintain a slow growth cycle by adding customers through new advertising and marketing. We offer highly competitive rates along with the capacity to complete jobs in a timely manner.

     We use the following websites as a primarily method of advertising:

a)       www.2sendit.com
b)       www.2faxit.net
c)       www.2faxitnow.com
d)       www.mailing-solutions.com

     2sendit.com is also researching the possibility of merging with competitors as a method of growing the business.

     Technology

     2sendit.com uses licensed software along with both Dialogic and Brooktrout fax cards. These cards are connected to third party high capacity digital lines. This technology allows the mass transmission of faxes through each fax server.

     Governing Laws

         While the laws of each state are changing daily, most of the governing laws are federal. 2sendit.com works with each municipality to make sure that it is in full compliance with these changing laws. 2sendit.com makes sure that each transmission has the required pieces of information on it before sending. The federal laws require that each fax have the sender information as well a method for removal.

Proprietary Technology

         We use a combination of our own proprietary software applications and commercially available licensed technology to conduct Internet and telephone routing operations.

         We developed proprietary software which permits a customer to purchase a virtual calling card on the website using a credit card and to have the virtual calling card account activated while on the website. Also proprietary are various credit and fraud management applications, which aid in checking credit and limiting fraudulent transactions. Additionally, we have developed proprietary software that allows for the real-time provisions of customers on the network using a credit card and have immediate access to multiple accounts and services serving the wireless and residential/soho markets.

Employees

         As of December 31, 2000, we had 18 full-time and 10 part-time employees. None of our employees are represented by a labor union. We have not experienced any work stoppages and consider our employees relations to be good.

         Our future performance depends in significant part upon the continued service of our key technical and senior management personnel, none of whom are bound by an employee agreement requiring service for any defined period of time. The loss of services of one or more of our key employees could have a material adverse effect on our business, financial condition and operating results. Our future success also depends in part upon our continued ability to attract, hire, train and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and there can be no assurance that we can retain our key personnel in the future.

Properties

         We maintain a facility at 263 Commercial Blvd., Suite A, Lauderdale by the Sea, FL 33308. The facilities are used by our wholly owned subsidiary Whoofnet.com. The office site is approximately 1,400 square feet where the rental is approximately $1,500 per month. The facility is leased on a yearly basis.

         We maintain a facility of approximately 1,000 square feet at 5825 Sunset Blvd., Suite 116, Hollywood, CA 90028. The rent for this facility is approximately $925 per month and is leased on a month-by-month basis.

         We maintain a facility our administrative offices at 1211 S. Parker Road, Suite 203, Denver, CO 80231 for use by our wholly owned subsidiary 2sendit.com. The facility is approximately 2,300 square feet. The rent is approximately $2,500 per month. The lease expires in August 2001.

         We maintain a facility in Colombo, Sri Lanka of approximately 2,500 square feet. The rent is approximately $1,500 per month and is used as a customer service and R&D staff facility.

         We believe that our space is adequate for our current needs. As we expand, we expect that suitable additional space will be available on commercially reasonable terms, although no assurance can be made in this regard. We also believe our property is adequately covered by insurance.

Legal Proceedings

         We occasionally become involve in litigation arising out of the normal course of business. There are no legal proceedings against us at this time.

                DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

         The following table sets forth the names of all of our current directors and executive officers as of June 18, 2001, with each position and office held by them and their periods of service in the capacities listed.

                                                                              Year First
                                                                              Elected or
            Name                 Age    Position With the Company             Appointed             Year Term Expires
            ----                 ---    -------------------------             ---------                 --------

Mark T. Wood                     40     Chairman of the Board                              1997             2002
Carl K. Battie                   44     Vice Chairman                                      2000             2002
Klaus Scholz                     50     Chief Operating Officer and Director               1999             2002
Edward J. Janusz                 52     Director                                           1999             2002
Gerald Lesher                    62     Director                                           2000             2002
Thomas G. Seifert, CFO           29     Chief Financial Officer                            2001             2002

     Mark T. Wood, Chairman of the Board. From 1996-1997, Mr. Wood was Vice President and General Manager of Loxcomm America, Inc. From 1995-1996, Mr. Wood was the Chief Operating Officer of WorldQuest Networks (NASDAQ:WQNI). From 1992-1995, Mr. Wood was the Vice President of International Sales at Intellical, Inc. (AMEX:ICL).

     Carl K. Battie, Vice Chairman. Mr. Battie's skills as an achievement-oriented business professional experienced in strategic traditional marketing, sales and public relations encompass the past 24 years. Mr. Battie consistently identifies and capitalizes upon new product/business opportunities resulting in increased revenue, expanded market penetration and dominant market share. Mr. Battie also specializes in developing cross promotion platforms integrating current business relationship models as well as bringing in new partners for maximizing expansion and exposure. Through entrepreneurial initiative, Mr. Battie has developed and executed many large comprehensive sales and marketing programs. Most of his clients include large national and multi-national companies in the United Kingdom such as British Gas, London Electricity, Easter Electricity, ACC Telecom (part of AT&T) and BUPA, the largest private healthcare provider in the United Kingdom.

     Klaus Scholz, Chief Operating Officer and Director. Mr. Scholz joined iDial in 1999 and has been responsible for the network operations of company. A native of Germany, Mr. Scholz has held several senior management positions in international technology companies. He served for 10 years as Country Manager, Southeast Europe for Hewlett Packard before moving to Asia in 1987. In Thailand, he became Managing Director of Semiconductor Ventures International LTD, a publicly traded company. In that capacity, he worked with the Chinese government to improve quality and safety standards for the Taiwanese semiconductor industry. Mr. Scholz also served as Vice President, Business Development for Loxley Public Companies, Ltd., a publicly traded international conglomerate based in Bangkok, Thailand.

     Edward J. Janusz, Director. Mr. Janusz is a seasoned sales and operations executive serving the Company as a Director. Since 1997, Mr. Janusz has been the Vice President of Cap Gemini, a leading worldwide IT consulting firm serving Fortune 500 companies.

     Gerald Lesher, Director. Mr. Lesher is a practicing licensed attorney in Pennsylvania and Florida. He was the Senior Partner, for Baskin & Sears (Pittsburgh), for bankruptcy, corporate reorganization and banking litigation and the manager for the Palm Beach Office of Lesher, Allen & Macmillan in Palm Beach (Florida). Mr. Lesher was also the founder and Chairman of Sterling Bank, Florida. Mr. Lesher has developed numerous business plans for clients and a variety of industries. He concentrates on commercial litigation, bankruptcy, banking, real estate, real estate broker, corporate, and entertainment areas; Mr. Lesher was lead counsel for 17 banks in Western Pennsylvania and specializes in business plans for domestic and international clients. He has strong negotiating skills and substantial negotiating experience.

     Thomas G. Seifert, CFO. Mr. Seifert is a graduate of Colorado State University and graduated with a Bachelor's of Science in Finance with a minor in Accounting. Mr. Seifert has worked as the controller for Integrated Telephony Products, Inc., as well as controller for Mountain Vacations, Inc. and assisted with the sale of each company to a publicly trading company. He was also a cofounder of 2Sendit.com, Inc.

     The directors have served in their respective capacities since their election or appointment and will serve until the their respective terms expire or until a successor is duly elected, unless the office is vacated in accordance with our Articles of Incorporation. The executive officers are appointed by the Board of Directors to serve until the earlier of their resignation or removal with or without cause by the directors.

     There are no family relationships between any directors or executive officers.

                             EXECUTIVE COMPENSATION

         The following table is a summary of the compensation paid to our Chief Executive Officer and each executive officer that earned over $100,000 in total salary and bonus for each of our three most recently completed fiscal years.


                           SUMMARY COMPENSATION TABLE

                                                                                          Long Term
                                             Annual Compensation                     Compensation Awards
                                                                                       Securities Under
                                                                                           Options
  Name and Principal                                               Other Annual          Granted/SARs           All Other
        Position          Year       Salary($)  Bonus($)         Compensation ($)        Granted (#)         Compensation ($)
        --------          ----       ---------  --------         ----------------        -----------         ----------------

Mark T. Wood, Chief        2000        Nil           Nil                Nil                  Nil                   Nil
Executive Officer          1999        Nil           Nil                Nil                  Nil                   Nil
                           1998        Nil           Nil                Nil                  Nil                   Nil


         We have never issued stock appreciation rights.

         We did not issue options in the last fiscal year.

         None of our officers exercised any options in the last fiscal year.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth as of July 1, 2001 information about the amount and nature of beneficial ownership of the common stock held by:

o Each person who we know is a beneficial owner of more than 5% of our outstanding common stock;

o        Each person who is a director or executive officer of iDial; and

o        All of our directors and executive officers as a group.

         Beneficial ownership is determined in accordance with the rules of the SEC and includes generally voting powers and investment power with respect to securities. We believe that each individual named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by him, subject to community property laws, where applicable and except where otherwise noted.

         Beneficial ownership is calculated based on 87,969,856 common shares issued and outstanding as of March 31, 2001, under Rule 13d-3(d) of the Securities Exchange Act of 1934. Shares subject to unexercised options, warrants, rights or conversion privileges exercisable within 60 days of June 18, 2001, are deemed outstanding for the purpose of calculating the number and percentage owned by that person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. The first column of the following chart represents the total number of actual outstanding shares owned by the named individual, including options and warrants exercisable within 60 days of March 31, 2001.


                                                   Total Amount
Name of                                           of Beneficial     Percent of
Beneficial Owner                                    Ownership         Class
Mark T. Wood, Chairman of the Board
19009 Preston Road, Suite 215 PMB #236
Dallas, TX  75252                                 18,100,000           20.7%

Carl K. Battie, Vice Chairman
7771 W. Oakland Park Blvd, Suite 217
Sunrise, FL  33351                                13,100,000           15%

Klaus Scholz, Director and COO
19019 Preston Road, Suite 616
Dallas, TX  75252                                 3,040,000
                                                                       3.5%

Thomas G. Seifert
1211 S. Parker Road, Suite 201
Denver, CO  80231                                 1,463,204            1.7%

Edward J. Janusz, Director
7 Lacewing Place
The Woodlands, TX                                 100,000              .01%

Gerald Lesher
1555 Palm Beach Lakes Blvd., Suite 1510
West Palm Beach, FL  33404                        1,200,000            1.4%

All Directors and Officers Total                  37,003,204          42.31%
                                                  ----------          ------

George V. Stein
1640 E. Layton
Englewood, CO  80110                              5,000,000            5.7%

Lynn Lasarow
18 Tobacco Road
Weston, CT  06883                                 4,000,000            4.6%

David Lifson
1930 Young Street, Box 1182
Toronto, Ontario
CANADA                                            7,054,710            8.1%


* less than 1%

         As of July 1, 2001, to our knowledge, there are no arrangements that may, at a subsequent date, result in a change in control of iDial.

                               SELLING STOCKHOLDER


Overview

         We will not receive any proceeds from the resale of the common stock by the selling stockholder. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholder, the selling stockholder will not continue to own any shares of our common stock.

      Assuming we issued to Laurus Master Fund, Ltd all:

(i) $750,000 worth of our common stock upon conversion of the $750,000 convertible note on July 6, 2001 and the 80% of the average of the three lowest closing prices of our common stock for the thirty days immediately prior to this conversion date is $0.424; and

(ii) 166,666 shares of common stock underlying their 166,666 warrants;

then we would issue 17,855,346 shares of our common stock to Laurus Master Fund, Ltd. Accordingly, we would register for resale under this prospectus shares constituting 20.3% of our issued and outstanding common shares as of July 1, 2001.

Because the number of shares of common stock issuable upon conversion of the convertible note is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the selling stockholder has contractually agreed to restrict its ability to convert or exercise its warrants and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock.

Laurus Master Fund, Ltd.

     Laurus Master Fund, Ltd. is engaged in the business of investing in publicly traded equity securities for its own account. Laurus Master Fund, Ltd. principal offices are located at c/o Onshore Corporate Services Ltd., P.O. Box 1234 G.T., Queensgate House, South Church Street, Grand Cayman, Cayman Islands. Laurus Master Fund, Ltd. does not currently own any of our securities as of the date of this prospectus. Laurus Master Fund, Ltd. has not held any positions or offices or has had a material relationship with us or any of our affiliates within the past three years other than as a result of the ownership of our securities. If, in the future, Laurus Master Fund, Ltd.'s relationship with us changes, we will amend or supplement this prospectus to update this disclosure. In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, Laurus Capital Management, L.L.C. may be deemed a control person of the shares owned by such entity. David Grin and Eugene Grin are the principals of Laurus Capital Management, L.L.C.

                              PLAN OF DISTRIBUTION

         The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. There is no assurance that the selling stockholder will sell any or all of the common stock in this offering. The selling stockholder may use any one or more of the following methods when selling shares:

o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

o An exchange distribution following the rules of the applicable exchange.

o Privately negotiated transactions.

o A combination of any such methods of sale any other lawful method.

The selling stockholder may also engage in:

o Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stockholder.

o Pledging shares to their brokers under the margin provisions of customer agreements. If the selling stockholder defaults on a margin loan, the broker may, from time to time, offer to sell the pledged shares.

The selling stockholder may not engage in short sales or sales of shares not previously owned

         Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from selling stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. The selling stockholder does not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholder is, and any broker-dealers or agents that are involved in selling the shares may be, considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

         Because the selling stockholder is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements.

         We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering. We have agreed to indemnify the selling stockholder and its officers, directors, employees and agents, and each person who controls the selling stockholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. The selling stockholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

                        DESCRIPTION OF OUR CAPITAL STOCK


Common Stock

         Our authorized common stock consists of 500,000,000 shares of common stock, par value $.005 per share. The holders of common stock are entitled to dividends, pro rata, as and when declared by the Board of Directors, to one vote per share at a meeting of stockholders and, upon winding up or liquidation, to receive those of our assets that are distributable to the holders of the common stock upon winding up or liquidation. No common stock has been issued subject to call or assessment. There are no preemptive or conversion rights and no provisions for redemption, purchase for cancellation, surrender or sinking funds.

Preferred Stock

         Our authorized shares of preferred stock consists of 30,000,000 shares, par value of $.005 per share. Our directors are authorized by our Certificate of Incorporation to issue preferred stock in one or more series and to create and attach special rights and restrictions to a series of shares. No shares of preferred stock have been issued.

Warrants

         Set forth below is a table showing the number of warrants to purchase our common stock that are outstanding as of July 1, 2001, the exercise prices payable upon an election to exercise, and the term of each of these warrants:

                                                   Currently      Exercise
Original Issuance Date                            Outstanding    Price/share          Expiration

July 6, 2001 (1)                                 166,666        $0.064               July 6, 2006

    Total                                        166,666


Registrar and Transfer Agent

         The registrar and transfer agent of our common stock is Madison Stock Transfer, Brooklyn, New York.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         During the last two fiscal years we have entered into the following transactions with our directors, officers, holders of 5% or more of our common stock, or their affiliates:

                         SHARES ELIGIBLE FOR FUTURE SALE

         Shares Outstanding and Freely Tradable After Offering. Upon completion of this offering, we will have approximately 105,825,202 shares of common stock outstanding, assuming the conversion of all convertible notes at current market prices and the exercise of all warrants held by the selling stockholder. The shares to be sold by the selling stockholder in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held our by "affiliates", as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144.

         Rule 144. In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of us, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 1,058,252 shares after this offering) or the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about us is satisfied. In addition, affiliates of ours must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule 144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

            Effect of Substantial Sales on Market Price of Common Stock. We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

            HOW TO OBTAIN MORE INFORMATION ABOUT IDIAL NETWORKS, INC.

            We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

       We have filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the shares of common stock being offered by its selling stockholder. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our common stock offered by the selling stockholder, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                  LEGAL MATTERS

            The validity of the common stock offered hereby will be passed upon for us by Sichenzia, Ross, Friedman & Ference LLP, New York, New York.

                                     EXPERTS

         Siegelaub, Lieberman & Associates P.A., independent auditors, have audited our consolidated financial statements as of December 31, 2000 and 1999, and for the years then ended, as set forth in their report thereon, which financial statements and report are included elsewhere in this Registration Statement. These consolidated financial statements are included in reliance on their report, given on their authority as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                              Page

Report of Independent Certified Public Accountants......................................................     F-2

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

   Consolidated Balance Sheets..........................................................................     F-3

   Consolidated Statements of Operations................................................................     F-4

   Consolidated Statement of Stockholders' Equity (Deficit).............................................     F-5

   Consolidated Statements of Cash Flows................................................................     F-6

   Notes to Consolidated Financial Statements...........................................................     F-7

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE MONTH PERIOD ENDING MARCH 31, 2001

   Condensed Consolidated Balance Sheets................................................................     F-19

   Condensed Consolidated Statements of Operations......................................................     F-20

   Condensed Consolidated Statement of Stockholders' Equity (Deficit)...................................     F-21

   Condensed Consolidated Statements of Cash Flows......................................................     F-22

   Notes to Condensed Consolidated Financial Statements.................................................     F-23

                              Idial Networks, Inc.
                                And Subsidiaries

                              Financial Statements

                           December 31, 2000 and 1999

                               IDIAL NETWORKS, INC

                                TABLE OF CONTENTS






                  Page 1   -        Auditors Letter

                  Page 2   -        Balance Sheet

                  Page 3   -        Income Statement

                  Page 4   -        Statement of Changes in Cash Flow

                  Page 6   -        Stockholder's Equity

                  Page 7   -        Notes to Financial Statements

Certified Public Accountants                                  Fax (954) 753-1123
9690 W. Sample Road, Suite 202
Coral Springs, FL. 33065



To the Board of Directors and Stockholders
IDial Networks, Inc.
Dallas, Texas

     We have audited the accompanying balance sheet of IDial Networks, Inc. as of December 31, 2000 and the related statements of income, changes in stockholders equity and cash flows for the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles' used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IDial Networks, Inc. as of December 31, 2000 and the results of its operations, and its cash flows for the period then ended, in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 to the financial statements, the Company's history has reflected significant losses. Management has instituted a cost reduction program that included a reduction in labor and fringe costs. In addition, the Company has consolidated several of its operations, increased marketing efforts on its product lines, adjusted sales prices of certain products to bring them in line with costs and negotiated more favorable contracts to provide services at a more efficient cost. As a result of these efforts, 1st quarter 2001 sales have improved significantly and Management believes that profitability will be achieved in the near future. The financial statements do not include any adjustments that might result from the outcome of this matter.

     The accompanying consolidated balance sheet of Idial Networks, Inc. as of December 31, 1999 and the related statement of income, stockholders' equity and cash flows for the year then ended were audited by other auditors who expressed an opinion with reservation on the statements in their report.



Siegelaub, Lieberman & Associates P.A.
Coral Springs, Florida
July 19, 2001

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

--------------------------------------------------------------------------------------------------------
                                                                            December
                                                                      2000            1999
--------------------------------------------------------------------------------------------------------

Current assets
  Cash and cash equivalents .................................   $     67,410    $     11,481
  Investments ...............................................         31,200
  Accounts receivable - trade ...............................         51,531          26,614
  Other receivables .........................................        105,000         100,000
  Inventory .................................................         10,000
                                                                ------------    ------------
    Total current assets ....................................        265,141         138,095
                                                                ------------    ------------

Fixed assets (net) ..........................................      2,683,163         255,587
                                                                ------------    ------------

Other assets
  Intangibles, net
                                                                   6,652,204         215,000
  Deposits
                                                                      52,617           8,855
                                                                ------------    ------------

    Total other assets ......................................      6,704,822         223,855
                                                                ------------    ------------

Total assets ................................................   $  9,653,126    $    617,537
                                                                ============    ============

Current liabilities
  Accounts payable
                                                                   1,200,203         347,445

  Accrued consulting fees ...................................                         55,000

  Accrued wages .............................................                         25,000
  Accrued interest ..........................................         49,786

  Deferred revenue ..........................................         31,256
  Current portion of long-term debt .........................        136,460          96,416
                                                                ------------    ------------

Total current liabilities ...................................      1,417,775         523,861
                                                                ------------    ------------

Long-term liabilities
  Advances from stockholder's & related parties
                                                                   1,112,674         119,100

  Notes Payable .............................................         11,492         148,385
  Capital Leases Payable                                             123,990
                                                                ------------    ------------

Total long-term liabilities .................................      1,248,156         267,485
                                                                ------------    ------------


Total liabilities ...........................................      2,665,861         791,346

Common stock, $.005 par value, 100,000,000 shares authorized,
87,357,456 shares issued and outstanding ....................        439,849         185,425

Additional paid in capital ..................................     14,970,152         495,575
Accumulated deficits
                                                                  (8,422,736)       (854,809)
                                                                ------------    ------------
Total stockholder's equity (deficit) ........................      6,987,265        (173,809)
                                                                ------------    ------------

Total liabilities and stockholder's deficit .................   $  9,653,126    $    617,537
                                                                ============    ============

                       See notes to financial statements

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


------------------------------------------------------------------------------
                                                For the Years Ended Decmber 31,
                                                       2000             1999
------------------------------------------------------------------------------


Sales .........................................   $  2,173,581       1,575,826
Cost of Sales
                                                     1,705,851       1,388,703
                                                   -----------    ------------

Gross Profit ..................................        467,730         187,123

Selling, general and administrative expenses ..      7,759,371         657,229
                                                   -----------    ------------

Net operating loss ............................     (7,291,641)       (470,106)

Other expenses
  Interest expense ............................       (157,487)        (90,654)
                                                   -----------    ------------

Net loss ......................................     (7,449,128)       (560,760)

Other comprehensive loss
  Unrealized loss on investments ..............       (118,800)
  Loss on sale of assets ......................           --
                                                   -----------    ------------
Comprehensive loss ............................   $ (7,567,928)   $   (560,760)
                                                   ============   ============

Net loss per share basic and diluted ..........          (0.25)          (0.04)
                                                   ============   ============

Comprehensive loss per share, basic and diluted          (0.26)          (0.04)
                                                   ============   ============
Weighted average share outstanding ............     29,565,304      14,211,267
                                                   ============   ============


Supplemental disclosures of non cash investing activities:
   During the years ended December 31, 2000 and 1999, $428,280 and $169,601 of office equipment was financed by lease obligation.

  11,242,430 shares of common stock were issued at a value of $4,660,042 in exchange for various continuing services.

See notes to financial statements

                              IDIAL NETWORKS, INC.
                                and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOW

-----------------------------------------------------------------------------------------------------
                                                                    For the Years Ended December 30
                                                                        2000             1999
-----------------------------------------------------------------------------------------------------

Cash flow from operating activities
   Net loss ...................................................   $ (7,567,928)   $   (560,760)

Adjustments to reconcile net loss to net cash used in operating activities

  Writeoff of accrued interest ................................                         60,000

  Stock issued for consulting .................................                         69,600

  Write off of loan acquisition costs .........................                         16,765

  Depreciation ................................................        988,198         113,333

  Amortization ................................................        749,884

  Changes in assets and liabilities
    Investments ...............................................        (31,200)

    Accounts receivable .......................................        (24,917)       (109,562)

    Other receivables .........................................         (5,000)

    Inventory .................................................        (10,000)

    Accounts payable ..........................................        852,758         317,224

    Accrued expenses ..........................................        (30,214)         60,000

    Deferred revenue ..........................................         31,256

    Current portion of long term debt .........................         52,320
                                                                    ------------  ------------
         Net cash used in operating activities ................     (4,994,844)        (33,400)
                                                                    ------------  ------------

Cash flow from investing activities:

    Purchase of property and equipment ........................     (3,425,924)        (26,651)

    Intangible Assets .........................................     (7,176,937)

    Deposits ..................................................        (43,762)          2,154
                                                                    ------------  ------------
       Net cash used in investing activities ..................    (10,646,623)        (24,497)
                                                                    ------------  ------------
Cash flows from financing activities
    Proceeds from issuance of long term debt ..................        993,574          35,000

    Payment of long term debt .................................       (148,385)        (16,371)

    Proceeds from long term capital lease .....................        123,206

    Net(repayment to) advances from members ...................                        (67,744)

    Proceeds from sale of common stock ........................     14,729,001

    Proceed from sale of preferred stock
                                                                    ------------  ------------
      Net cash provided from financing activities .............     15,697,396         (49,115)
                                                                    ------------  ------------

Net increase (decrease) in cash ...............................         55,929        (107,012)

Cash,  beginning of period ....................................         11,481         118,493
                                                                    ------------  ------------
Cash, end of period ...........................................   $     67,410    $     11,481
                                                                    ============  ============

Supplemental disclosures of non cash investing activities:
   During the years ended December 31, 2000 and 1999, $428,280 and $169,601 of office equipment was financed by lease obligation.

  11,242,430 shares of common stock were issued at a value of $4,660,042 in exchange for various continuing services.

-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Common Stock
                                               Members'                                    Additional                    Total
                                           Capital Amount                                   Paid-in     Accumulated  Stockholder's
                                                              Shares         Amount        Capital       Deficit      (Deficit)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                $      300                                                     (294,049)    (293,749)

Reorganization                                  (300)          1,000   $       1         $       299                         -
Issuance of common stock in exchange for
accrued wages                                             11,385,000      11,300             153,700                   165,000
Issuance of common stock in exchange for
consulting services                                        3,930,000      40,150              22,850                    63,000
Exchange of common stock                                   2,541,500     127,124            (127,124)                        -

Stock issued for retirement debt                              85,000         850              55,250                    56,100

Stock issued for fixed assets                                190,000       1,900             123,100                   125,000

Stock issued for intangible assets                           250,000       2,500             162,500                   165,000

Stock issued for consulting services                          10,000         100               6,500                     6,600

Stock issued for cash                                        150,000       1,500              98,500                   100,000

Net Loss                                                                                                 (560,760)    (560,760)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                        -       18,542,500     185,425             495,575     (854,809)    (173,809)
Stock issed in connection with acquistion
- Whoofnet                                                10,000,000     100,000           8,000,000                 8,100,000
Stock issued for forgivness of debt                          306,200       3,062             398,282                   401,344
Stock issued for consulting services                       3,186,230      31,862           2,289,336                 2,321,198
Stock issued issued with acquistion - 2
sendit                                                     4,199,998      42,000           1,926,959                 1,968,959

Stock issued for consulting services                       7,750,000      77,500           1,860,000                 1,937,500

Stock Dividend                                            43,984,928

Net loss (unaudited)                                                                                   (7,567,928)  (7,567,928)
-----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                $       -       87,969,856   $ 439,849        $ 14,970,152   (8,422,737) $ 6,987,264
===================================================================================================================================

See notes to financial statements

                               IDIAL NETWORKS, INC

                          NOTES TO FINANCIAL STATEMENTS


Note 1 - Organization and Summary of Significant Accounting Policies

Organization and Business

In April 1999, Woodcomm, LLC was reorganized changing from an LLC to a Nevada Corporation, Woodcomm International, Inc. (WCI).

In December 1999, Desert Springs Acquisition Corporation (Desert Springs) acquired all of the issued and outstanding common shares of WCI in exchange for 15,316,000 shares of common stock of Desert Springs. For financial reporting purposes, the business combination was accounted for as an additional capitalization of the Company (a reverse acquisition with WCI as the acquirer). WCI is considered the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs only assets and liabilities consisted of a liability for $80,346. The liabilities were not assumed in the merger.

In January 2000, Desert Springs Acquisition Corp. moved its state of incorporation to Nevada by merger of the Colorado corporation with and into iDial Networks, Inc. (a Nevada corporation). The predecessor Company, Woodcomm, LLC was established in May 1997 in the state of Nevada. The Company began commercial operations in June 1998 as a facilities-based wholesale provider of international long-distance telephone services into South East Asia from the United States.

The Company is providing Internet-based voice telecommunication to customers around the world. It operates selected communication services, including phone cards and Internet enabled telephony. The Internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers or direct from home anywhere in the world.

In August 2000, the company acquired 100% of the stock of Whoofnet.com, Inc. (a development stage company ("Whoofnet.com") in exchange for the issuance of 10 million new shares of common stock of the Company.

Whoofnet.com is a next generation Internet Company designed for direct selling. The company was formed under the laws of Florida on March 6, 2000. The major product is an Internet portal for use by the general public. The Company has recently completed its field-testing and Management plans to begin sales within the next several months. All costs associated with the startup phase of the organization have been expensed in the current period as per Statement of Position 98-5.

Whoofnet.com also formed 6 subsidiary Delaware Corporations between the months of March and May 2000, and 2 foreign subsidiary corporations for the operations of various aspects of its business.

1) Whoofbiz, Inc. organized in March 2000 is planned to provide small business services, which includes a 24-hour customer service center, product fulfillment, merchant account fulfillment, and low cost high quality telecommunications services.

2) Whoofhealth, Inc. sells its own homeopathic herbal branded products to the general public. The product is marketed through various media including TV, Direct Sales and the Internet. The Company was organized April 28, 2000.

3) Whoofmail, Inc. was organized to provide free multilingual email services to be offered to the general public, in order to build the customer base. The Company was organized April 28, 2000.

4) Whoofmall, Inc. will provide a shopping mall on the Internet, whereby other vendors can advertise and sell their products to the general public. The Company will receive its revenue through various services offered to the vendors who are participating in the mall. The Company was organized May 2000.

5) Whoofmusic.com, Inc. was created to sell its own label specializing in music from the 60's, 70's, 80's and 90's and related products. Marketing will be done through TV Press media and the Internet. The Company was organized May 2000.

6) Whooftelco, Inc. will be a low cost high quality telecommunications provider to the European and Asian wireless community and to the low cost domestic and international calls customer in the United States. The Company was organized March 2000.

7) Whoofnet.Com AC is a Swedish corporation that was formed on January 16, 2001 susequent to the year end. The purpose is to act as the European call center for Whoofnet.Com. The Company received a $10,000,000 grant from the Swedish Government to provide the development and expansion of a telephone customer call center for the Swedish government. As of the date of this audit an initial application for a draw of $260,000 has been made to commence the development.

8) Whoofstore.Co AB was formed on January 16, 2000 is also a Swedish corporation as a duty free sales center. Management estimates that the licenser granting the Company a tax-free status has a market value between $5 to 10 million US dollars.

As of the date of these financial statements none of the subsidiaries were active or funded.

In October 2000 iDial acquire 100% of the stock of 2sendit.com.

2sendit.Com provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail direct mail and email. In addition the company provides ancillary services, which include the sales of mailing lists, and consultation services.

The primary customer has been the investment market but the company has recently expanded its integration into the general business market.

In August 2000 the Company acquired 100% of the outstanding stock of Whoofnet.com, Inc.

Continued Operations and realization of Assets

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. The Company has suffered losses from operations since inception, resulting in an accumulated deficit of approximately $ 8,422,737 at December 31, 2000.

The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

The Company's near and long-term operating strategies in relation to the going concern encompass pursuing several initiatives intended to increase liquidity through increased revenue. The first is to expand its current prepaid phone card business by partnering with international termination partners in high margin countries and aggressively market its products through web site and agent networks. High traffic will result in significantly lower carrier costs and thus increase margins. The second is to offer private label long distance voice IP service and other applications to cable operators and their customers.

Third is to offer iDial's unique send-a-call application to e-greeting card companies which would allow the sender and recipient to be connected by telephone with a click of a button. The fourth is to offer iDial's Phone-me-now application to e-commerce whereby telephone contact would be made with the click of a button.

Concentration of Credit Risk

The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and accounts receivable. Additionally, the Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits. During the year ended December 31, 1999, predominantly all of the Company's sales were generated from one company and receivable consisted of $20,611 or 77% of total trade accounts receivable.

Advertising Costs

The Company expenses advertising costs as incurred.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Property and Equipment

Property and equipment are stated at cost; equipment under capital lease is stated at the lower of fair market value or net present value of minimum lease payments qt inception of the leases. Depreciation is computed using the straight-line method over the estimated useful lives or lease terms of the related assets of three to five years.

Intangible Asset

Intangible asset consists of trademarks and rights of a particular phone card and is stated at cost. Amortization is computed using the straight line over the estimated useful life other asset over assets of five years.



Revenue Recognition

Revenue is recognized upon the completion of long distance telephone service based on the duration of the telephone call and recognition of unused prepaid funds after the prepaid cards expire.


Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, accounts receivable, accounts payable and accrued expenses approximate fair value as of December 31, 2000, as a result of the relatively short maturity of these instruments.

The fair value of the notes payable approximate the carrying value as both the stated rate and discount rate on the notes approximates the estimated current market rate.

Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. At December 31, 2000, the Company determined no impairment was appropriate.

Income Taxes

Effective April 1999, the Company was reorganized, changing from an LLC to a C Corporation. As a result, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

At December 31, 2000 the Company and its subsidiaries each had losses and consequently there is no provision for income taxes.

Each Company files their own tax return.


Basic and Diluted Net Loss Per Share

The Company computes net loss per share in accordance with the provisions of Statement of Financial accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB "). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period.

Recently Issued Accounting Pronouncements

During April 1998, Statement of Position 98-5, "Reporting in the Costs of Start-up Activities" was issued. SOP 98-5 was required to be adopted by the first quarter of 1999. The Company had no effect on operations upon adoption of SOP 98-5.


Note 2 - Property and Equipment

Property and equipment consists of the following:

                                                                  December 31,
                                                     -------------------------------------
                                                         2000                     1999
                                                     ---------------        --------------
Telephony equipment......................             $    600,716            $  288,974
Computers and equipment.................                   631,127               111,071
Trademarks...................................              215,000
Software......................................           2,247,076
Furniture & Fixtures........................               177,872
                                                     ---------------        --------------
                                                         3,871,791               400,045
         Less accumulated depreciation...               (1,188,628)             ( 46,131)
                                                     ---------------        --------------
                                                       $ 2,683,163           $   353,914
                                                     ===============        ==============

Note 3 - Long-Term Debt

Long-term debt consists of the following:

                                                                    December 31,
                                                     -------------------------------------
                                                           2000                      1999
                                                     --------------            --------------
Capital leases with monthly
   installments Totaling $12,019
   including interest at 23% and
   expiring December 2001 through
   August 2003. Collateralized by
   equipment with a net book value
   of approximately $428,280 and
   $178,000 at December 31, 2000 and 1999,
   respectively                                           $248,086                  $96,416

Various note payables issued for
   Acquisition of equipment, paid
   During 1999 with the issuance of
   Common stock.                                            23,856                  148,385

Various note payables issued for loans                   1,112,674
By the stockholders at 7% interest
Payable on demand.

                                                     ---------------            --------------
                                                        $1,384,616                 $ 244,801
                                                     ===============            ==============


Maturities of long-term debt as of December 31, 2000 are as follows:

                                      Long-Term      Capital
         Year Ending December 31,       Debt          Leases       Total
         -----------------------      ---------    ---------    ---------
                               2001   $  13,685    $ 175,384    $ 138,564
                               2002       9,535       49,653       59,188
                               2003       3,178       23,058       26,236
                                      ---------    ---------    ---------
                                         26,398      248,095      274,493
         Less amount
         representing interest           (3,335)     (45,446)     (48,781)
                                      ---------    ---------    ---------
                                         23,063      202,649      225,712
Less current maturities ...........     (11,571)    (124,880)    (136,451)
                                      ---------    ---------    ---------
                                      $  11,492    $  77,769    $  89,261
                                      =========    =========    =========

The Company leases office space and furniture and equipment under operating leases, which expire February 2000 through July 2000.

Future minimum obligations under the non-cancelable operating leases at December 31, 2000 are as follows:

         Year Ending December 31,

2001      124,879
2002       49,653
2003       23,058
        ---------
        $ 248,095

Rent expense under the operating leases was $219,440 and $41,954 for the years ended December 31, 2000 and 1999, respectively.


Note 5 - Shareholder Advance

In 2000, the Company received advances from a shareholder to fund operations. The advances are interest bearing at 7% per annum and payable on demand. As of December 31, 2000 and 1999, the advances from stockholder totaled $1,112,674 and $186,844, respectively.

Note 6 - Income Taxes

At December 31, the Company has net operating loss carry forwards of approximately:
                  1999 -              536,000, which expires in 2014.
                  2000 -            7,567,928, which expires in 2015.

The Company has recorded a long-term deferred tax asset for the net operating loss of approximately $208,504 at December 31, 1999, and has provided a 100% valuation allowance on the deferred tax asset due to uncertainty as to the ultimate utilization of the net operating loss carry forwards.

Note 7 - Stock Transactions

Prior to the reverse acquisition, the stockholder of WCI was issued 11,385,000 shares of common stock in exchange for $165,000 or accrued wages. Additionally, various consultants were issued common stock in exchange for services. The fair market value of the common stock on the date of these issuances was determined based on the consideration received, as that amount was more readily determinable and reliably measurable than the fair market value of the common stock transferred.

In the year 2000, the Company issued common shares in exchange for debt, to acquire various assets and in payment of consulting services. The fair market value of the common stock on the date of these issuances varied.

The various stock transactions, which occurred in 2000, are as follows:

The Company issued 10,936,230 share of unrestricted common stock valued at $4,258,698 in exchange for services.


Note 7 - Stock Transactions (continued)

The Company issued 10,000,000 share of common stock in August 2000 for 100% of the outstanding stock of Whoofnet.com Inc., which had a market value at the time of $8,100,000.

In October 2000, the Company issued 4,199,998 shares of common stock for the acquisition of 2Sendit.com, Inc. The market value of the stock at the time of acquisition was $1,968,959.

In December the company issued a stock dividend equal 43,984,928 or one share of stock for each share outstanding to all the investors of record.

                              IDIAL NETWORKS, INC.

                                and SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS



                                                                  March 31, 2001         December 31, 2000
                                                              -----------------------------------------------
                                                                   (unaudited)
Current assets
  Cash and cash equivalents                                       $          134,651               $  67,410
  Investments                                                                 31,244                  31,200
  Accounts receivable - trade                                                106,355                  51,531
  Other receivables                                                          108,096                 105,000
  Inventory                                                                   10,000                  10,000
                                                              -----------------------------------------------
    Total current assets                                                     390,346                 265,141
                                                              -----------------------------------------------

                                                              -----------------------------------------------
Fixed assets (net)                                                         2,562,512               2,683,163
                                                              -----------------------------------------------

Other assets
  Intangibles, net                                                         6,282,637               6,652,204
  Deposits                                                                    52,597
                                                                                                      52,617
                                                              -----------------------------------------------
    Total other assets                                                     6,335,234               6,704,822
                                                              -----------------------------------------------

Total assets                                                             $ 9,288,093             $ 9,653,126
                                                              ===============================================

Current liabilities
  Accounts payable                                                        $1,147,935             $ 1,200,203
  Accrued consulting fees
  Accrued wages
  Accrued interest                                                            49,787                  49,786
  Deferred revenue                                                                                    31,256
                                                                                   -
  Current portion of long-term debt                                          150,640                 148,736
                                                              -----------------------------------------------
Total current liabilities                                                  1,348,363               1,429,981
                                                              -----------------------------------------------

Long-term liabilities
  Advances from stockholder's & related parties                            1,187,674               1,112,674
  Notes Payable
  Capital Leases Payable                                                      76,851                 123,206
                                                              -----------------------------------------------
Total long-term liabilities                                                1,264,526               1,235,880
                                                              -----------------------------------------------

Total liabilities                                                          2,612,888               2,665,861

Common stock, $.005 par value, 100,000,000 shares                            724,949                 439,849
authorized, 87,112,594 shares issued and outstanding
Preferred Stock
                                                                                   -                       -
Additional paid in capital                                                14,970,152              14,970,152
Accumulated deficit                                                      (9,019,896)             (8,422,736)
                                                              -----------------------------------------------
Total stockholder's equity (deficit)                                       6,675,205               6,987,265
                                                              -----------------------------------------------

Total liabilities and stockholder's deficit                              $ 9,288,093             $ 9,653,126
                                                              ===============================================


                       See notes to financial statements.

                      IDIAL NETWORKS, INC. and SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 March 31, 2001   March 31, 2000
                                                --------------------------------
                                                  (unaudited)       (unaudited)

Sales (net)                                      $ 1,937,698      $     373,866
Cost of Sales
                                                   1,405,352            331,401
                                                -------------------------------

Gross Profit
                                                     532,346             42,465
Selling, general and administrative expenses
                                                   1,121,767            350,951
                                                -------------------------------

Net operating loss
                                                    (589,421)          (308,486)

Other expenses
  Interest expense
                                                      (7,738)           (10,217)
                                                -------------------------------

Net loss
                                                    (597,159)          (318,703)

Other comprehensive loss
  Unrealized loss on investments
                                                           -
  Loss on sale of assets
                                                           -

                                                -------------------------------
Comprehensive loss                                $  597,159)      $   (318,703)
                                                ===============================

Net loss per share basic and diluted
                                                       (0.01)             (0.02)
                                                ===============================

Comprehensive loss per share, basic and diluted      $ (0.01)      $      (0.02)
                                                ===============================

Weighted average share outstanding
                                                   44,231,240        14,211,267
                                                ===============================


                       See notes to financial statements.

                              IDIAL NETWORKS, INC.

                        STATEMENT OF ACCUMULATED DEFICIT
            FOR THE THREE MONTHS ENDED MARCH 31, 2001 (UNAUDITED)
                      AND THE YEAR ENDED DECEMBER 31, 2000

-----------------------------------------------------------------------------------------------------------------------------------
                                                                   Common Stock
                                               Members'                                    Additional                    Total
                                           Capital Amount                                   Paid-in     Accumulated  Stockholder's
                                                              Shares         Amount        Capital       Deficit      (Deficit)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1998                $      300                                                     (294,049)    (293,749)

Reorganization                                  (300)          1,000   $       1         $       299                         -
Issuance of common stock in exchange for
accrued wages                                             11,385,000      11,300             153,700                   165,000
Issuance of common stock in exchange for
consulting services                                        3,930,000      40,150              22,850                    63,000
Exchange of common stock                                   2,541,500     127,124            (127,124)                        -

Stock issued for retirement debt                              85,000         850              55,250                    56,100

Stock issued for fixed assets                                190,000       1,900             123,100                   125,000

Stock issued for intangible assets                           250,000       2,500             162,500                   165,000

Stock issued for consulting services                          10,000         100               6,500                     6,600

Stock issued for cash                                        150,000       1,500              98,500                   100,000

Net Loss                                                                                                 (560,760)    (560,760)
-----------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1999                        -       18,542,500     185,425             495,575     (854,809)    (173,809)
Stock issed in connection with acquistion
Whoofnet                                                   9,893,500      98,935           8,001,065                  8,100,000
Stock issued for forgivness of debt                          306,200       3,062             398,282                    401,344
Stock issued for consulting services                       2,908,700      29,087           2,292,112                  2,321,199
Stock issued issued with acquistion - 2 sendit             4,199,997      42,000           1,926,959                  1,968,959
Stock issued for consulting services                       7,750,000      77,500           1,860,000                  1,937,500
Stock Dividend                                            43,511,697
Net loss                                                                                                 (597,159)     (597,159)
----------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                $       -       87,112,594   $ 436,009          14,973,993   (1,451,968)   13,958,034

Net loss                                                                                                 (597,159)    ( 597,159)
----------------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2001                                                                              $ (2,049,128)  $13,360,874
==================================================================================================================================

                       See notes to financial statements.

                              IDIAL  NETWORKS,  INC.
                            STATEMENTS  OF  CASH  FLOWS




                                                                        March 31, 2001      March 31, 2000
----------------------------------------------------------------------------------------------------------
                                                                           (unaudited)        (unaudited)
Cash flow from operating activities
   Net loss                                                               $  (597,159)     $     318,703

Adjustments to reconcile net loss to net cash used in operating activities
  Writeoff of accrued interest
  Stock issued for consulting
  Write off of loan acquisition costs
  Depreciation                                                                272,182             70,634
  Amortization                                                                369,567
  Changes in assets and liabilities
    Investments
    Accounts receivable                                                       (54,824)             2,042
    Other receivables                                                          (3,096)           100,000
    Inventory                                                                        -            (8,691)
    Accounts payable                                                          (52,667)           (15,368)
    Accrued expenses                                                             (300)           (55,000)
    Deferred revenue                                                          (30,556)
    Current portion of long term debt                                           6,054

----------------------------------------------------------------------------------------------------------
         Net cash used in operating activities
                                                                              (90,799)          (225,086)
----------------------------------------------------------------------------------------------------------

Cash flow from investing activities:
    Purchase of property and equipment                                       (151,535)           (67,901)
    Intangible Assets
    Deposits                                                                      (20)

----------------------------------------------------------------------------------------------------------
       Net cash used in investing activities                                 (151,555)           (67,901)
----------------------------------------------------------------------------------------------------------


Cash flows from financing activities
    Proceeds from issuance of long term debt                                   90,556            500,000
    Payment of long term debt                                                 (19,706)           (40,640)
    Net (repayments to) advance from members                                                     (41,750)
    Proceeds from long term capital lease                                     (46,355)
    Proceeds from sale of common stock                                        285,100

----------------------------------------------------------------------------------------------------------
      Net cash provided from financing activities                             309,595            417,610
----------------------------------------------------------------------------------------------------------

Net increase (decrease) in cash                                                67,241            124,623

Cash,  beginning of period                                                     67,410             11,481

----------------------------------------------------------------------------------------------------------
Cash, end of period                                                $          134,651      $     136,104
==========================================================================================================


                       See notes to financial statements.

                              IDIAL NETWORKS, INC.
                          NOTES TO FINANCIAL STATEMENTS


NOTE  1  -  ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
-----------------------------------------------------------------------------

Organization  and  Business
---------------------------

         The Company had its origin in May 1997, when WoodComm, LLC, a Nevada limited liability company was formed. In April 1999, WoodComm, LLC was converted from a limited liability company to a Nevada corporation. At the time of the conversion, the company name was changed to WoodComm International, Inc. ("WCI"). In December 1999, Desert Springs Acquisition Corporation ("Desert Springs"), a Colorado corporation, acquired all of the issued and outstanding common stock of WCI in exchange for 15,316,000 shares of the common stock of Desert Springs, and WCI was merged into Desert Springs. For financial reporting purposes, this transaction was treated as an additional capitalization of WCI (a reverse acquisition), even though Desert Springs was the surviving corporate entity. However, for financial reporting purposes, WCI is considered to be the surviving entity. The historical financial statements prior to the merger are those of WCI. Desert Springs' only assets and liabilities consisted of a liability of $80,346. The liabilities were not assumed in the merger. In January 2000, Desert Springs moved its state of incorporation to Nevada and changed its name to iDial Networks, Inc.

     The Company's administrative offices are located at 1211 S. Parker Road Suite 203 Denver, CO 80231, and the telephone number is (303) 338-5100. The Company's website can be found at www.idialnetworks.com. The information on the website is not part of this Form 10-QSB.

     Historically, the Company's principal business has been to provide Internet-based voice telecommunication to customers around the world. The Company operates selected communication services, including phone cards and Internet enabled telephony. The Internet triggered calls combine the flexibility of a computer (on-line billing and call records) with the low tariffs of USA based carriers via calling centers of direct from home anywhere in the world. During calendar year 2000, the Company's management decided to change its business model from a telephony service provider only, to that of a diversified product sales company. As part of the change in business focus, in August 2000, the Company acquired 100% of the stock of Whoofnet.com, Inc. ("Whoofnet.com"), a Florida corporation, in exchange for the issuance of 10,000,000 new investment shares of common stock in the Company.

     Whoofnet.com is a next generation Internet company designed for direct selling. Whoofnet.com was incorporated on March 6, 2000. Its major product is an Internet portal for use by the general public. Whoofnet.com has recently completed its field-testing and has just begun to make sales. All costs associated with the startup phase of Whoofnet.com's business have been expensed in the current period as allowed by Statement of Position 98-5.

     In November 2000, The Company acquired 100% of the stock of 2sendit.com, Inc. ("2sendit.com"), a Colorado corporation, in exchange for the issuance of 4,199,998 new investment shares of the common stock of the Company. 2sendit.com provides a marketing service by advertising the products and services through a variety of media with a primary focus on the use of fax mail, and e-mail. With fax and e-mail servers located in Dallas, Texas and Denver, Colorado, 2sendit.com is able to offer high capacity, low cost services. In addition, 2sendit.com maintains a small company attitude, allowing it to assist other small companies in need of its services.

     On November 15, 2000, the Company completed a 2-for-1 forward split of its common stock.

Basis  of  Presentation
-----------------------

     The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 2001 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000. For further information, refer to the consolidated financial statements and footnotes included in the Company's annual report on Form 10-KSB.


Principals of Consolidation
---------------------------

     The Company's consolidation policy conforms to FASB Statement 94, dealing with consolidations of all majority-owned subsidiaries. FASB Statement 94 requires the Consolidated Financial Statements to include the accounts of the Company and its wholly-owned subsidiary corporations, after elimination of all material inter-company accounts, transactions, and profits. Investments in unconsolidated subsidiaries representing ownership of at least 20% but less than 50% are accounted for under the equity method. Non-marketable investments in which the Company has less than 29% ownership and in which it does not have the ability to exercise significant influence over the investee are initially recorded at cost and periodically reviewed for impairment.

Results of operations
------------------------------

The following table sets forth statement of operations data as a percentage of revenues for the periods indicated:


                                                     Three months ended
                                                           March 31,
                                                   ----------------------
                                                      2001           2000

         Total revenue                               100.0%         100.0%
         Cost of sales                                72.5           88.6
                                                   -------         ------
         Gross margin                                 27.5           11.4
         Selling, general and administrative          24.8           75.0
                                                   -------         ------
       EBITDA                                          2.7          (63.6)
         Depreciation and Amortization               (33.1)         (18.9)
                                                   -------         ------
         Net loss                                    (30.4)         (82.5)
         Interest expense                            (0.04)          (2.7)
                                                   -------         ------
         Comprehensive loss                         (30.44)         (85.2)
                                                   ========        =======


Concentration of Credit Risk
-------------------------------


     The Company's financial instruments that are exposed to concentration of credit risk consist primarily of cash and accounts receivable. Additionally, the Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits.

Advertising Costs
------------------

     The Company expenses advertising costs as incurred.


Use of Estimates
------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Property and Equipment
------------------------

     Property and equipment are stated at cost; equipment under capital lease is stated at the lower of fair market value or net present value of minimum lease payments at inception of the leases. Depreciation is computed using the straight-line method over the estimated useful lives or lease terms of the related assets of three to five years.


Intangible Asset
-----------------

     Intangible asset consists of trademarks and rights of a particular phone card and is stated at cost. Amortization is computed using the straight line over the estimated useful life of the asset of five years.


Revenue Recognition
--------------------

     Revenue is recognized upon the completion of long distance telephone service based on the duration of the telephone call.


Fair Value of Financial Instruments
---------------------------------------

     The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, and accrued expenses approximate fair value as of December 31, 2000, as a result of the relatively short maturity of these instruments.

     The fair value of the notes receivable approximate the carrying value as both the stated rate and discount rate on the notes approximate the estimated current market rate.


Long-Lived Assets
------------------

     The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recovered. The Company looks primarily to the undiscounted future cash flows in its assessment of whether or not long-lived assets have been impaired. At December 31, 2000, the Company determined no impairment was appropriate.


Income Taxes
-------------

     Effective April 1999, the Company was reorganized, converting from a limited liability company to a corporation. As a result, the Company recognizes deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and tax basis of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Basic and Diluted Net Loss Per Share
------------------------------------------

     The Company computes net loss per share in accordance with the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding for the period.

================================================================================








                             Up to 883,333 SHARES OF

                                  COMMON STOCK






                              IDIAL NETWORKS, INC.





                                -----------------

                                   PROSPECTUS

                                -----------------











                         THE DATE OF THIS PROSPECTUS IS
                                  July __, 2001


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officer

Subsection 1 of Section 78.7302 of Chapter 78 of the Nevada General Corporation Law ("NGCL") provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action brought by or on behalf of the corporation) if that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, if that person acted in good faith and in a manner which that person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, alone, does not create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and that, with respect to any criminal action or proceeding, the person had reasonable cause to believe his action was unlawful.

            Subsection 2 of Section 78.7502 of the NGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit brought by or on behalf of the corporation to procure a judgment in its favor because the person acted in any of the capacities set forth above, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by that person in connection with the defense or settlement of such action or suit, if the person acted in accordance with the standard set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom to be liable to the corporation or for amounts paid in settlement to the corporation unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

            Section 78.751 of the NGCL provides that unless indemnification is ordered by a court, the determination to provide indemnification must be made by the stockholders, by a majority vote of a quorum of the board of directors who were not parties to the action, suit or proceeding, or in specified circumstances by independent legal counsel in a written opinion. In addition, the articles of incorporation, bylaws or an agreement made by the corporation may provide for the payment of the expenses of a director or officer of the expenses of defending an action as incurred upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification. Section 78.751 of the NGCL further provides that, to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsection (1) and (2), or in the defense of any claim, issue or matter therein, that person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by that person in connection therewith; that indemnification provided for by
Section 78.751 of the NGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled and that the scope of indemnification shall continue as to directors, officers, employees or agents who have ceased to hold such positions, and to their heirs, executors and administrators.

            Finally, Section 78.752 of the NGCL provides that a corporation may purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the authority to indemnify him against such liabilities and expenses.

            The Registrant's bylaws provide for indemnification of officer, directors and others to the fullest extent permitted by the laws of the State of Nevada.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee..........................................        $ 222
     Accountants' fees and expenses................................        6,000
     Legal fees....................................................       25,000
     Transfer agent's and warrant agent's fees and expenses........          500
                                                                       ---------

Total..............................................................      $31,722



ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Private Placements of Common Stock and Warrants for Cash


         We sold common stock for cash at the prices and during the periods provided as follows: during the third quarter of 2000, one purchaser bought 10,000 shares at a price of $0.75 per share.

         The offers and sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of Regulation D promulgated thereunder. No advertising or general solicitation was employed in offering the securities. The securities were offered to a limited number of persons, all of whom were business associates or vendors of iDial or its executive officers and directors, and transfers of the shares were restricted by iDial in accordance with the requirements of the Securities Act of 1933 (the "Securities Act"). All persons were accredited investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment. Proceeds from the above sales of common stock were used for working capital and for general corporate purposes.

Sales of Debt and Warrants for Cash

         A convertible note was issued to Laurus Master Fund, Ltd. during the second quarter of 2001. The note was in the aggregate principal amount of $750,000. The note is convertible into common stock at a conversion price of the lower of $0.0424 or 80% of the average of the three lowest closing prices of the common stock for the thirty trading days immediately preceding the conversion date. In addition, this same purchaser received 166,666 warrants to purchase common stock. The offering of convertible notes and warrants was exempt from registration under Rule 506 of Regulation D and under Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities.

Issuances of Stock for Services or in Satisfaction of Obligations

         In December 1999, we issued 15,316,000 shares of our common stock in connection with the acquisition of Desert Springs.

         In May 2000, we issued 5,000 shares of our common stock to John Goddard in consideration for advisory services.

         In May 2000, we issued 5,000 shares of our common stock to Paul Maxwell in consideration for advisory services.

         In May 2000, we issued 5,000 shares of our common stock to Robert Greiner in consideration for advisory services.

         In May 2000, we issued 150,000 shares of our common stock to Kevin Wright in consideration for advisory services.

         In May 2000, we issued 2,500,000 shares of our common stock to George
V. Stein in consideration for services rendered.

         In May 2000, we issued 10,000 shares of our common stock to Mike Allen in consideration for advisory services.

         In May 2000, we issued 85,000 shares of our common stock to Advanced Business Communications in consideration for services rendered.

         In May 2000, we issued 3,500 shares of our common stock to Roger King in consideration for advisory services.

         In May 2000, we issued 10,000 shares of our common stock to Asanga Thenuwara in consideration for advisory services.

         In June 2000, we issued 20,000 shares of our common stock to InsiderStreet.com, Inc. as a retainer for consulting services.

         In August 2000, we issued 10,000,000 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of Whoofnet.com, Inc.

         In August 2000, we issued 1,043,333 shares of our common stock to two employees of our company in consideration for past due wages.

         In November 2000, we issued 4,199,998 shares of our common stock in connection with the acquisition of 100% of the outstanding common stock of 2sendit.com, Inc.

         The above offerings and sales were deemed to be exempt under Regulation D and Section 4(2) of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were business associates of iDial or executive officers and/or directors of iDial, and transfer was restricted by iDial in accordance with the requirements of the Securities Act. All persons were accredited or sophisticated investors, represented that they were capable of analyzing the merits and risks of their investment, acknowledged in writing that they were acquiring the securities for investment and not with a view toward distribution or resale and that they understood the speculative nature of their investment.

ITEM 27.   EXHIBITS

     INDEX TO EXHIBITS

3.1        Certificate of Incorporation of iDial.(1)
3.2        Bylaws of iDial.(1)
4.1        Convertible Note issued to Laurus Master Fund dated July 6, 2001.
4.2        Warrant issued to Laurus Master Fund dated July 6, 2001, 2001.
4.3        Security Agreement dated July 6, 2001.
5.1        Opinion of Sichenzia, Ross, Friedman & Ference LLP.
10.1       Subscription Agreement between iDial  and Laurus Master Fund dated July 6, 2001.
23.1       Consent of Siegelaub, Lieberman & Associates, P.A., Certified Public Accountants.
23.2       Consent of Sichenzia, Ross, Friedman & Ference LLP (included as part of its opinion filed as Exhibit
           5.1 and incorporated herein by reference).

     (1) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 3) filed on September 5, 2000

     (2) Incorporated by reference to the Company's Form 10-SB filed on October 27, 1999

     (3) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 1) filed on October 1, 1999

     (4) Incorporated by reference to the Company's current report filed on Form 8-K filed August 17, 2000

     (5) Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2000

     (6) Incorporated by reference to the Company's Form 10-SB (Amendment No. 1) filed on November 16, 1999

     (7) Incorporated by reference to the Company's Registration Statement on Form S-4 (Amendment No. 5) filed on December 26, 2000

     (8) Incorporated by reference to the Company's Registration Statement on Form S-8 filed on March 28, 2001

     (9) Incorporated by reference to the Company's Form 10-KSB filed on March 30, 2001

     (10) Incorporated by reference to the Company's Form 10-QSB filed on May 14, 2001

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

          (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) to include any additional or changed material information on the plan of distribution.

     (2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

     (3) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) That, insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (5) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                                   SIGNATURES

         In accordance the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dallas, Texas on July __, 2001.


IDIAL NETWORKS, INC.


By /s/
----------------------------------------
Mark T. Wood, President,
Chief Executive Officer and Chairman

            In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


By /s/                                            Chairman of the Board and CEO                       Date: July 19, 2001
Mark T. Wood


By /s/                                            Vice Chairman of the Board                          Date: July 19, 2001
Carl K. Battie

                                      II-6

By /s/                                            Chief Operating Officer and Director                Date: July 19, 2001
Klaus Scholz

By /s/                                            Director                                            Date: July 19, 2001
Edward Janusz


By /s/                                            Chief Financial Officer                             Date: July 19, 2001
Thomas G. Seifert




                                      II-7